Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SOUNDHOUND AI, INC.

a Delaware corporation,

BLACK KNIGHT MERGER SUB I, INC.

a Delaware corporation,

BLACK KNIGHT MERGER SUB II, LLC,

a Delaware limited liability company,

SYNQ3, Inc.,

a Delaware corporation,

and

BLUESTEM CAPITAL COMPANY, LLC, as the Stockholders’ Agent

Dated as of December 6, 2023

i

ARTICLE III Representations and Warranties of Acquirer, Merger Sub I and Merger Sub II		52
3.1	Organization and Standing	52
3.2	Authority; Non-contravention	53
3.3	Nasdaq Compliance	53
3.4	Issuance of Shares	53
ARTICLE IV Conduct Prior to the Closing		54
4.1	Conduct of the Business of the Company	54
4.2	Restrictions on Conduct of the Business of the Company	54
4.3	Consent of Acquirer	58
ARTICLE V Additional Agreements		58
5.1	No Solicitation	58
5.2	Stockholder Approval	59
5.3	Reasonable Efforts	60
5.4	Confidentiality; Public Disclosure	60
5.5	Access to Information	60
5.6	Spreadsheet	60
5.7	Expenses	61
5.8	Certain Closing Certificates and Documents	61
5.9	Termination of Company Plans	62
5.10	Tax Matters	62
5.11	280G Stockholder Approval	64
5.12	Director and Officer Indemnification	64
5.13	Third-Party Consents; Notices; Terminated Agreements	64
5.14	Notification of Certain Matters	65
5.15	Stockholder Agreements	65
5.16	Employees and Contractors	65
5.17	Retention Pool	65
5.18	Earnout	66
5.19	Tax Status Letters	66
5.20	Do Not Sell	66
5.21	Cancellation Agreements	66
ARTICLE VI Conditions to the Mergers		66
6.1	Conditions to Obligations of Each Party to Effect the Mergers	66
6.2	Additional Conditions to Obligations of the Company	67
6.3	Additional Conditions to the Obligations of Acquirer, Merger Sub I and Merger Sub II	67

ARTICLE VII Termination of Agreement		68
7.1	Termination	68
7.2	Effect of Termination	69
ARTICLE VIII Holdback Fund and Indemnification		69
8.1	Certain Definitions	69
8.2	Indemnification	70
8.3	Limitations to the Indemnification Obligations of the Indemnifying Parties	72
8.4	Holdback Fund	74
8.5	Claims	74
8.6	Stockholders’ Agent	75
8.7	Third-Party Claims	76
8.8	Treatment of Indemnification Payments	76
8.9	Exclusive Remedy	77
ARTICLE IX General Provisions		77
9.1	Survival of Representations, Warranties and Covenants	77
9.2	Notices	77
9.3	Interpretation	78
9.4	Amendment	78
9.5	Extension; Waiver	79
9.6	Counterparts	79
9.7	Entire Agreement; Parties in Interest	79
9.8	Assignment	79
9.9	Severability	80
9.10	Remedies Cumulative; Specific Performance	80
9.11	Governing Law	80
9.12	Rules of Construction	80
9.13	WAIVER OF JURY TRIAL	80
9.14	Legal Representation	81
9.15	Communications	81

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Revesting Agreement
Exhibit D	Form of Severance Agreement
Exhibit E	Form of Written Consent
Exhibit F	Form of Stockholder Agreement
Exhibit G-1	Form of the First Certificate
Exhibit G-2	Form of the Second Certificate
Exhibit H-1	Form of FIRPTA Notice
Exhibit H-2	Form of FIRPTA Notification Letter
Exhibit I	Form of Parachute Payment Waiver
Exhibit J	Form of Cashed Out Common Cancellation Agreement
Exhibit K	Form of Letter of Transmittal
Exhibit L	Form of Phantom Unit Cancellation Agreement
Exhibit M	Form of RSU Cancellation Agreement
Exhibit N	Form of Charter Amendment
Exhibit O	Form of Company Closing Financial Certificate
Exhibit P	Sample Net Working Calculation

Schedules

Company Disclosure Letter
Schedule A	-	Critical Employees
Schedule B	-	Key Employees
Schedule C	-	Severance Persons
Schedule D	-	Consenting Stockholders
Schedule E-1	-	Required Consents, Waivers and Approvals
Schedule E-2	-	Contracts to be Amended
Schedule E-3	-	Contracts Required to be Terminated
Schedule E-4	-	Required Notices
Schedule E-5	-	Required Actions
Schedule F	-	Retention Pool
Schedule G	-	Performance Levels
Schedule H	-	Accounting Principles
Schedule I	-	Tax Matters

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 6, 2023 (the “Agreement Date”), by and among SoundHound AI, Inc., a Delaware corporation (“Acquirer”), Black Knight Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquirer (“Merger Sub I”), Black Knight Merger Sub II, LLC., a Delaware limited liability company and a direct, wholly owned subsidiary of Acquirer (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Synq3, Inc., a Delaware corporation (the “Company”) and Bluestem Capital Company, LLC, as the stockholders’ agent (the “Stockholders’ Agent”). Certain other terms used herein are defined in Exhibit A.

Recitals

A.	Acquirer, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which the Company will survive and become a wholly owned subsidiary of Acquirer (the “First Merger”), and promptly thereafter, as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II, pursuant to which Merger Sub II would survive and remain a wholly owned subsidiary of Acquirer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”) in accordance with this Agreement and the DGCL and the DLLCA.

B.	The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement and the approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, (i)-(iii) the “Adopting Resolutions”).

C.	For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

D.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s willingness to enter into this Agreement, each of the individuals set forth on Schedule A (each, a “Critical Employee”) has executed an (1) employment offer letter together with a confidential information and invention assignment agreement (together, each a “Critical Employee Offer Letter”) and (2) non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B (a “Non-Competition Agreement”), each to become effective upon the Closing.

E.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and the Merger Subs’ willingness to enter into this Agreement, each of the individuals set forth on Schedule B (the “Key Employees”) has executed an (1) employment offer letter together with a confidential information and invention assignment agreement (together, each a “Key Employee Offer Letter”), (2) a revesting agreement in substantially the form attached hereto as Exhibit C (a “Revesting Agreement”) with respect to the vesting requirements of the Aggregate Consideration such individual would receive pursuant to Section 1.4 of this Agreement and (3) a Non-Competition Agreement, each to become effective upon the Closing.

F.	Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and the Merger Subs’ willingness to enter into this Agreement, each of the individuals set forth on Schedule C has executed a Severance Agreement substantially the form attached hereto as Exhibit D (the “Severance Agreement”), to be effective as of the Closing.

G.	Immediately following the execution and delivery of this Agreement, the Company will solicit and secure from each Company Stockholder identified on Schedule D (collectively, the “Consenting Stockholders”), and deliver to Acquirer within eight hours following the execution and delivery of this Agreement, (1) a written consent substantially the form attached hereto as Exhibit E (a “Written Consent”) evidencing the obtainment of the Company Stockholder Approval and (2) a stockholder agreement in substantially the form attached hereto as Exhibit F (the “Stockholder Agreement”) executed by each Consenting Stockholder.

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
THE MERGERS

1.1 The Mergers.

(a) Merger of Merger Subs.

(i) First Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a duly executed certificate of merger in the form attached hereto as Exhibit G-1 (the “First Certificate”) with the Secretary of State of the State of Delaware, with the Merger becoming effective as of such filing or as otherwise set forth in the First Certificate (the “Effective Time”). At the Effective Time, Merger Sub I shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as a wholly owned Subsidiary of Acquirer (hereinafter, the “Surviving Corporation”) (and references herein to the Company for periods after the Effective Time shall include the Surviving Corporation).

(ii) Second Merger. Immediately following the Effective Time, Acquirer shall or shall cause the Second Merger to be consummated in accordance with the terms of this Agreement by filing a duly executed certificate of merger in the form attached hereto as Exhibit G-2 (the “Second Certificate”) with the Secretary of State of the State of Delaware, with the Second Merger becoming effective as of such filing or as otherwise set forth in the Second Certificate (the “Second Effective Time”). At the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger (hereinafter, the “Surviving Entity”) (and references herein to the Company for periods after the Second Effective Time shall include the Surviving Entity).

(iii) The parties hereto intend that the First Merger and the Second Merger be treated as integrated steps in the Transaction, consistent with Rev. Rul. 2001-46, 2001-2 C.B. 321, and qualify as a single “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and Treasury Regulations thereunder, and hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and Section 354(a)(1) of the Code. Notwithstanding this Section 1.1 and any other provision of this Agreement, no party hereto makes any warranty to another party with respect to the Tax consequences of the Merger.

(b) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and DLLCA:

(i) At the Effective Time, unless otherwise determined by Acquirer: (A) the certificate of incorporation of Merger Sub I in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the First Merger as of the Effective Time, and the bylaws of Merger Sub I in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the First Merger as of the Effective Time, until thereafter amended in accordance with Applicable Law, (B) each issued and outstanding share of Company Capital Stock will cease to exist and (C) each issued and outstanding share of capital stock of Merger Sub I will become one share of Company common stock.

(ii) At the Second Effective Time, unless otherwise agreed in writing by Acquirer and the Company: (A) the certificate of formation of Merger Sub II in effect immediately prior to the Second Effective Time shall be certificate of formation of the Surviving Entity in the Second Merger as of the Second Effective Time, and the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Entity in the Second Merger as of the Second Effective Time, until thereafter amended in accordance with Applicable Law, (B) each share of Company Capital Stock that is issued and outstanding immediately prior to the Second Effective Time will cease to exist will be cancelled and extinguished without any conversion thereof and (C) each unit of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one unit of the Surviving Entity.

(c) Directors and Officers.

(i) Unless otherwise determined by Acquirer prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Acquirer prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.

(ii) Unless otherwise determined by Acquirer prior to the Second Effective Time, the managers of Merger Sub II immediately prior to the Second Effective Time shall be the managers of the Surviving Entity immediately after the Second Effective Time, each to hold the office in accordance with the provisions of the DLLCA and the certificate of formation and limited liability company agreement of the Surviving Entity until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Acquirer prior to the Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the DLLCA and the limited liability company agreement of the Surviving Entity.

1.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions, including the consummation of the Merger (the “Closing”) shall take place via remote exchange of signatures, at (i) 10:00 a.m. Pacific time on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI of this Agreement have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that if such Business Day would otherwise occur on or after December 8, 2023 and before January 2, 2024, then Acquirer may, in its sole discretion, delay the Closing until January 3, 2024 (so long as all of the conditions set forth in Article VI (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such date) or (ii) such other time as Acquirer and the Company agree in writing. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”

1.3 Closing Deliveries.

(a)  Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied.

(b) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a), (b), (d) and (e) Section 6.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the Company’s (A) certificate of incorporation, including all amendments thereto, as in effect immediately prior to Closing (the “Certificate of Incorporation”), (B) bylaws, including all amendments thereto, as in effect immediately prior to Closing and (C) the Adopting Resolutions remain in effect as originally approved;

(iii) Written Consents executed by each Consenting Stockholder evidencing the obtainment of Company Stockholder Approval;

(iv)   written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of the Closing (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company and/or their respective Affiliates;

(v) the Severance Agreement, effective as of the Closing, executed by the Company and each person set forth on Schedule C;

(vi)   a Stockholder Agreement or Cashed Out Common Cancellation Agreement, effective as of the Closing, executed by holders of at least 95% of the shares of Company Capital Stock (calculated on an as-converted to Company Common Stock basis) outstanding as of immediately prior to the Effective Time;

(vii) a Revesting Agreement, effective as of the Closing, executed by each of the Key Employees;

(viii) a Key Employee Offer Letter, effective as of the Closing, executed by each of the Key Employees;

(ix)   a Critical Employee Offer Letter, effective as of the Closing, executed by each of the Critical Employees;

(x) a Non-Competition Agreement, effective as of the Closing, executed by each of the Key Employees and Critical Employees;

(xi)   unless otherwise requested by Acquirer in writing no less than one Business Day prior to the Closing Date, an unqualified resignation letter to Acquirer executed by each director and officer of the Company and of each Company Subsidiary in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Closing, and each of which shall include a release of claims other than rights under the Transaction Documents;

(xii) unless otherwise requested by Acquirer in writing no less than one Business Day prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, terminating, or if sponsored by a professional employer (or similar organization), withdrawing from participation in, each or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) plan (the “401(k) Plan”), any Company Employee Plans that are or provide for health or dependent care flexible spending accounts and the Company Option Plan and Company Phantom Plan, and withdrawing from any Company Employee Plans sponsored by any professional employer organization or any employer of record and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;

(xiii) certificates of good standing, dated within five Business Days prior to the Closing Date, certifying that the Company and each applicable Company Subsidiary is in good standing in the jurisdiction of its formation and that all applicable franchise or similar Taxes and fees of the Company or the Company Subsidiaries through and including the Closing Date and each Company Subsidiary have been paid in Delaware or Nevada, as applicable;

(xiv) FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit H-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit H-2, dated as of the Closing Date and executed by the Company;

(xv) the Spreadsheet, prepared in accordance with Section 5.6; and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;

(xvi) the Company Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine;

(xvii)    evidence reasonably satisfactory to Acquirer (A) of the Company’s receipt of the consents, waivers and approvals listed on Schedule E-1, (B) of the amendment of each of the Contracts listed on Schedule E-2, (C) of the termination of each of the Contracts listed on Schedule E-3 (the “Required Terminations”), (D) of the delivery of notices to each relevant Person pursuant to the Contracts listed or described on Schedule E-4, and (E) that the actions set forth on Schedule E-5 have been completed;

(xviii) payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer or its counsel with respect to all Company Debt for borrowed money, which letters provide for the release of all Encumbrances relating to such Company Debt following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt) (the amounts payable pursuant to such payoff letter or similar instruments, the “Payoff Amounts”);

(xix) executed termination statements (or any other applicable termination statement), in a form approved by Acquirer, executed by each Person holding a security interest in any assets of the Company and the Company Subsidiaries as of the Closing Date terminating any and all such security interests and evidence that all Encumbrances (except Permitted Encumbrances) on assets of the Company or any Company Subsidiary shall have been released prior to, or shall be released simultaneously with, the Closing;

(xx) the First Certificate of Merger, duly executed by the Company;

(xxi) evidence of the 280G Stockholder Approval or notification that such approval was not obtained pursuant to Section 5.11;

(xxii)    a parachute payment waiver obtained prior to the solicitation of the 280G Stockholder Approval, in substantially the form attached hereto as Exhibit I (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.11.

(xxiii) a Cashed Out Common Cancellation Agreement in the form attached hereto as Exhibit J (“Cashed Out Common Cancellation Agreement”) from each Cashed Out Common Stockholder.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3(b) shall not be deemed to be an agreement by Acquirer that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.4 Treatment of Company Securities.

(a) Company Shares.

(i) At the Second Effective Time, on the terms and subject to the conditions of this Agreement, each share of Company Series B2 Stock (other than Dissenting Shares, if any, and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, (A) an amount in cash equal to the Per Share Series B2 Cash Consideration and (B) a number of shares of Acquirer Common Stock equal to the Per Share Series B2 Stock Consideration. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(i) for such shares of Company Series B2 Stock shall be rounded down to the nearest whole cent and to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder.

(ii) At the Second Effective Time, on the terms and subject to the conditions of this Agreement, each share of Company Series B1 Stock (other than Dissenting Shares, if any, and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, (A) an amount in cash equal to the Per Share Series B1 Cash Consideration and (B) a number of shares of Acquirer Common Stock equal to the Per Share Series B1 Stock Consideration. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(ii) for such shares of Company Series B1 Stock shall be rounded down to the nearest whole cent and to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder.

(iii) At the Second Effective Time, on the terms and subject to the conditions of this Agreement, each share of Company Series B Stock (other than Dissenting Shares, if any and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, (A) an amount in cash equal to the Per Share Series B Cash Consideration and (B) a number of shares of Acquirer Common Stock equal to the Per Share Series B Stock Consideration. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(iii) for such shares of Company Series B Stock shall be rounded down to the nearest whole cent and to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder.

(iv)   At the Second Effective Time, on the terms and subject to the conditions of this Agreement, each share of Company Series A Stock (other than Dissenting Shares, if any and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5 and Section 1.8, (A) an amount in cash equal to the Per Share Series A Cash Consideration, (B) a number of shares of Acquirer Common Stock equal to the Per Share Series A Stock Consideration and (C) the contingent right to receive, subject to Section 1.8, (I) an amount in cash equal to the 2024 Per Share Series A Cash, 2025 Per Share Series A Cash, 2026 Per Share Series A Cash and 2026 Per Share Common Cash and (II) a number of shares of Acquirer Common Stock equal to the 2024 Per Share Series A Stock, 2025 Per Share Series A Stock, 2026 Per Share Series A Stock and 2026 Per Share Common Stock. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(iv) for such shares of Company Series A Stock shall be rounded down to the nearest whole cent and to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder.

(v) At the Second Effective Time, on the terms and subject to the conditions of this Agreement, each share of Company Common Stock (other than Dissenting Shares, if any and shares that are owned by the Company as treasury stock, if any) issued and outstanding immediately prior to the Effective Time that is not a share of Cashed Out Company Common Stock shall be automatically converted into the right to receive, subject to and in accordance with Section 1.5, the contingent right to receive, subject to Section 1.8, (A) an amount in cash equal to the 2026 Per Share Common Cash and (B) a number of shares of Acquirer Common Stock equal to the 2026 Per Share Common Stock. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The amount of cash and the number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.4(a)(v) for such shares of Company Common Stock shall be rounded down to the nearest whole cent and to the nearest whole share, respectively, and computed after aggregating cash amounts and shares of Acquirer Common Stock for all shares of Company Capital Stock held by such Company Stockholder.

(vi)   Notwithstanding anything to the contrary herein, in no event shall Acquirer be required to issue any shares of Acquirer Common Stock to any Person (1) that is listed as an Unaccredited Investor on the Spreadsheet, (2) has not delivered a Stockholder Agreement as of the Closing or (3) that Acquirer has determined prior to the Closing, in its sole discretion, is an Unaccredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Acquirer Common Stock as consideration under this Agreement in connection with the Merger, including shares of Acquirer Common Stock issuable pursuant to Section 1.4(a) or Section 1.8, Acquirer shall be entitled, at Acquirer’s sole option, to pay such amounts in cash, rather than issuing shares of Acquirer Common Stock, with the amount of cash payable equal to the value of the shares of Acquirer Common Stock (having a value per share equal to the Acquirer Stock Price) that would have otherwise been issuable had such Person been an Accredited Investor.

(b) Treatment of Company Options, Company Phantom Units, Company RSUs and Cashed Out Common.

(i) At the Closing, each outstanding Company Option shall, without any further action on the part of any holder thereof, expire and be cancelled and extinguished without any present or future right to receive any consideration therefor, in each case in accordance with the Company Option Plan, and shall not be assumed by Acquirer and no Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Acquirer.

(ii) At the Closing, each outstanding Company Phantom Unit shall, without further action on the part of and holder thereof, be cancelled and extinguished and shall not be assumed by Acquirer. Upon cancellation thereof, and subject to the execution and delivery of a Phantom Unit Cancellation Agreement, each Company Phantom Unit shall be converted into and represent the right to receive an amount of cash equal to the Per Share Cashed Out Amount, subject to all applicable taxes and withholdings, in accordance with the terms of such Phantom Unit Cancellation Agreement.

(iii) At the Closing, each outstanding Company RSU shall, without further action on the part of and holder thereof, be cancelled and extinguished and shall not be assumed by Acquirer. Upon cancellation thereof, and subject to the execution and delivery of a RSU Cancellation Agreement, each Company RSU shall be converted into and represent the right to receive an amount of cash equal to the Per Share Cashed Out Amount, subject to all applicable taxes and withholdings, in accordance with the terms of such RSU Cancellation Agreement.

(iv)   At the Closing, each share of Company Common Stock (a “Cashed Out Share”) held by a Company Common Stockholder that executes and delivers a Cashed Out Common Cancellation Agreement electing to be a Cashed Out Common Stockholder (each, a “Cashed Out Common Stockholder”) prior to the Closing shall, without further action on the part of and holder thereof, be cancelled and extinguished and shall not be assumed by Acquirer. Upon cancellation thereof, each Cashed Out Share shall be converted into and represent the right to receive an amount of cash equal to the Per Share Cashed Out Amount, pursuant to the terms of the applicable Cashed Out Common Cancellation Agreement.

(v) Prior to the Closing, and subject to the reasonable review and approval of Acquirer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.4(b) under the Company Option Plan, Company Phantom Plan, all Company Option, Company Phantom Unit and Company RSU agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Applicable Law, including adopting all resolutions, giving all notices, obtaining consents from each holder of such Company Options, Company Phantom Units and Company RSUs and taking any other actions that are reasonably necessary to effectuate this Section 1.4(b).

(c) Treatment of Company Shares Owned by the Company. At the Closing, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Closing shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(d) Treatment of Capital Stock of Merger Sub I. At the Effective Time, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the First Merger and without further action on the part of the sole stockholder of Merger Sub I, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).

(e) Treatment of Capital Stock of Surviving Corporation and Merger Sub II. At the Second Effective Time, each share of capital stock of the Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without further action on the part of the sole stockholder of the Surviving Corporation, be converted into and become one unit of the Surviving Entity (and the shares of the Surviving Entity into which the shares of Surviving Corporation capital stock are so converted shall be the only shares of the Surviving Entity’s capital stock that are issued and outstanding immediately after the Second Effective Time and the shares of capital stock of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall have been cancelled for no consideration and cease to exist).

(f) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(g) No Interest. Notwithstanding anything to the contrary herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.

(h) Spreadsheet. Acquirer is permitted and authorized to rely on the allocations set forth in the Spreadsheet and shall have no responsibility or liability with respect to any error in such allocations.

(i) Maximum Consideration. Notwithstanding anything the contrary herein, in no event shall the aggregate consideration payable and issuable pursuant to this Section 1.4 exceed the Aggregate Consideration.

(j) Appraisal Rights. Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Aggregate Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Aggregate Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Aggregate Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Company shall not, except with the prior written consent of Acquirer (which shall not be unreasonably withheld, conditions, or delayed), or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.2, the payout of consideration under this Agreement to the Company Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.4(j) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.

1.5 Payment Procedures.

(a) Surrender of Certificates.

(i) On the Closing Date, the Company shall (A) cancel all book-entry entitlements in the form of electronic certificates on the Shareworks electronic capitalization management system existing immediately prior to the Effective Time representing the Company Capital Stock (“Electronic Certificates”), effective as of the Effective Time and (B) deliver to Acquirer, as promptly as practicable, written confirmation of such cancellation of all Electronic Certificates.

(ii) As soon as reasonably practicable (but in no event later than three Business Days) after the Closing, to the extent not previously delivered, Acquirer shall deliver, or cause to be delivered, a letter of transmittal in the formed attached hereto as Exhibit K together with instructions for use thereof (including any applicable attachments thereto or other documentation required thereby, including a certification as to such holder’s status as an Accredited Investor and a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, the “Letter of Transmittal”) to each holder of record of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall specify instructions for use of the Letter of Transmittal in effecting the exchange of outstanding shares of Company Capital Stock that were converted into the right to receive consideration pursuant to Section 1.4, The Letter of Transmittal shall include an agreement to be bound by the provisions of Article VIII and to release, solely in his, her or its capacity as a Company Stockholder, the Company and Acquirer from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Electronic Certificates and/or the Transactions.

(b) Closing Consideration.

(i) On the Closing Date, Acquirer shall cause to be deposited with PNC Bank, National Association (the “Paying Agent”): the portion of the Aggregate Consideration payable at Closing to the Company Stockholders (including Cashed Out Common Stockholders) pursuant to Section 1.4(a), minus the Cash Holdback Amount.

(ii) As soon as reasonably practicable following the Closing Date and after the date of delivery to Acquirer or its agent of a properly completed and duly executed Letter of Transmittal, (A) Acquirer shall instruct the Paying Agent to pay to each Company Preferred Stockholder the portion of the Aggregate Cash Consideration payable at the Closing to such Company Preferred Stockholder pursuant to Section 1.4(a), minus, in the case of the Company Series A Stockholder’s, such Company Series A Stockholder’s Cash Pro Rata Share of the Cash Holdback Amount and (B) Acquirer shall instruct its transfer agent to issue to each Company Preferred Stockholder that is an Accredited Investor the number of shares of Acquirer Common Stock issuable at the Closing to such Company Preferred Stockholder pursuant to Section 1.4(a), minus, in the case of the Company Series A Stockholder’s, a number of shares of Acquirer Common Stock equal to such Company Series A Stockholder’s Stock Pro Rata Share of the Stock Holdback Amount.

(iii) On the Closing Date, Acquirer shall transfer by wire transfer of immediately available funds the aggregate amount of unpaid Transactions Expenses and Payoff Amounts payable to third-parties to the Paying Agent for further payment by the Paying Agent to account(s) specified by the intended recipients thereof subject to applicable withholding tax.

(iv)   Acquirer shall promptly (and in any event within two payroll periods following the Effective Time) cause the Phantom Payments to be paid to the Company Phantom Holders through Acquirer’s or the Surviving Corporations payroll system in accordance with standard payroll practices subject to all applicable Taxes and withholdings (or, in the case of any Company Phantom Holder who is not a current or former employee of the Company or any Company Subsidiary, through the Paying Agent or its account payable systems); provided that such Phantom Payments to such Company Phantom Holders shall be made only if such Company Phantom Holder shall have delivered a duly executed Phantom Unit Cancellation Agreement.

(v) Acquirer shall promptly (and in any event within two payroll periods following the Effective Time) cause the RSU Payments to be paid to the Company RSU Holders through Acquirer’s or the Surviving Corporations payroll system in accordance with standard payroll practices subject to all applicable Taxes and withholdings (or, in the case of any Company RSU Holder who is not a current or former employee of the Company or any Company Subsidiary, through the Paying Agent or its account payable systems); provided that such RSU Payments to such Company RSU Holders shall be made only if such Company RSU Holder shall have delivered a duly executed RSU Cancellation Agreement.

(vi)   Notwithstanding the foregoing, if the Closing shall occur at a time on the Closing Date at which wire transfers are not practically capable of being processed, Acquirer shall be permitted to make all such payments on the immediately following day on which wire transfers may be processed.

(c) Holdback Fund.

(i) Notwithstanding anything to the contrary herein, Acquirer shall withhold from each Company Series A Stockholder’s applicable portion of the Aggregate Cash Consideration payable to such Company Series A Stockholder pursuant to Section 1.4(a) such Company Series A Stockholder’s Cash Pro Rata Share of the Cash Holdback Amount, to be held in accordance with Article VIII.

(ii) Notwithstanding anything to the contrary herein, Acquirer shall withhold from each Company Series A Stockholder’s applicable portion of the Aggregate Stock Consideration issuable to such Company Series A Stockholder pursuant to Section 1.4(a) such Company Series A Stockholder’s Stock Pro Rata Share of the Stock Holdback Amount, to be held in accordance with Article VIII.

(iii) The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of Acquirer’s withholding of the Cash Holdback Amount and Stock Holdback Amount.

(d) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Acquirer Common Stock occurring between the Agreement Date and the Closing, all references herein to specified numbers of shares of any class or series affected thereby (including shares of Acquirer Common Stock held in the Holdback Fund during the Holdback Period), and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Acquirer Common Stock; Legends. The shares of Acquirer Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The shares of Acquirer Common Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (B) an exemption from such registration exists and either Acquirer receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Acquirer, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws. Any shares of Acquirer Common Stock to be issued pursuant to this Agreement shall bear the following legends (along with any other legends that may be required under Applicable Law):

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(f) Transfers of Ownership. If any cash or shares of Acquirer Common Stock payable or issuable pursuant to Section 1.4 are to be paid or issued, as applicable, to a Person other than the Person to which the Electronic Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance thereof that such Electronic Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Electronic Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.5, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Acquirer is not assuming, and shall not assume, any obligations or Liabilities under (i) any options or warrants to purchase or otherwise acquire any shares of Company Capital Stock or (ii) any other direct or indirect rights to acquire shares of Company Capital Stock. The Company shall take all actions necessary or appropriate, including providing any required notices, so that any direct or indirect rights to acquire shares of Company Capital Stock shall be terminated as of the Effective Time.

(h) Unclaimed Consideration. Each holder of an Electronic Certificate who has not theretofore complied with the exchange procedures set forth herein shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Aggregate Consideration payable or issuable pursuant to Section 1.4 in respect of such Electronic Certificate. Notwithstanding anything to the contrary herein, if any Electronic Certificate has not been surrendered prior to the earlier of the date that is six months following the Closing Date and such date on which the applicable portion of the Aggregate Consideration payable or issuable pursuant to Section 1.4 in respect of such Electronic Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Electronic Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.6 No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Aggregate Consideration issued, paid, issuable or payable, as applicable, following receipt of the Letters of Transmittal in accordance with this Agreement shall be issued, paid, issuable or payable, as applicable, in full satisfaction of all rights pertaining to the shares of Company Capital Stock held by the respective Company Stockholder, and there shall be no further registration of transfers on the records of the Surviving Entity of the shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificate, document or instrument representing shares of Company Capital Stock is presented to the Surviving Corporation for any reason, such stock certificate, document or instrument (and the underlying shares of Company Capital Stock) shall be cancelled and exchanged as provided in this Article I.

1.7 Company Net Working Capital Adjustment.

(a) Within 120 days after the Closing Date, Acquirer shall deliver to the Stockholders’ Agent a statement (the “Acquirer Closing Statement”) setting forth Acquirer’s good faith calculation as of the Closing Date and immediately prior to the Closing of (i) the Company Net Working Capital, (ii) the amount of Company Debt, (iii) the amount of Company Cash and (iv) the amount of Transaction Expenses. Acquirer shall provide the Stockholders’ Agent and its representatives reasonable access upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Acquirer Closing Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of the Acquirer Closing Statement.

(b) The Stockholders’ Agent shall have 30 days within which to review the Acquirer Closing Statement after Acquirer’s delivery thereof. The Stockholders’ Agent may object to any calculation set forth in the Acquirer Closing Statement by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer Closing Statement (the “Notice of Objection”), together with the basis of its objection in reasonable detail and any supporting documentation, information and calculations. If a Notice of Objection is not provided within such 30-day period, the Acquirer Closing Statement (and each of the calculations set forth therein) shall be deemed final.

(c) If the Stockholders’ Agent provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 30 days following Acquirer’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Indemnifying Parties.

(d) If, after the 30-day period set forth in Section 1.7(c), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage one of the “big four” independent certified public accounting firm acceptable to both Acquirer and the Stockholders’ Agent or, if such firm is not able or willing to so act, another auditing firm reasonably acceptable to both Acquirer and the Stockholders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and any calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 45 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall (absent fraud or manifest error) be final and binding on the parties hereto and the Indemnifying Parties.

(e) If the Aggregate Consideration as finally determined pursuant to Section 1.7(b), Section 1.7(c) and/or Section 1.7(d), as the case may be (the “Final Aggregate Consideration”), is less than the Aggregate Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the “Aggregate Consideration Shortfall”), the Aggregate Consideration Shortfall shall be recovered by Acquirer from the Holdback Fund in accordance with Article VIII.

(f) If the Final Aggregate Consideration is greater than the Aggregate Consideration that was calculated in accordance with the Company Closing Financial Certificate (such difference, the “Aggregate Consideration Surplus”), then the Aggregate Consideration Surplus shall be deemed to be added to the Aggregate Consideration and as promptly as practicable thereafter, (i) an amount of cash equal to the Aggregate Consideration Surplus multiplied by the Cash Percentage shall be wired to the Paying Agent for further distribution to the Company Series A Stockholders in accordance with their Cash Pro Rata Share, rounded down to the nearest cent and (ii) an amount of shares equal to the Aggregate Consideration Surplus multiplied by the Stock Percentage divided by the Acquirer Stock Price shall be issued to the Company Series A Stockholders (valued at the Acquirer Stock Price) in accordance with their Stock Pro Rata Share, rounded down to the nearest whole share.

The fees, costs and expenses of the Reviewing Accountant shall be allocated between the Stockholders’ Agent (on behalf of the Indemnifying Parties), on the one hand, and Acquirer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that is unsuccessfully disputed by each such party (as finally determined by the Reviewing Accountant) bears to the total amount of such disputed items so submitted.

1.8 Earnout.

(a) Each Earnout Amount shall be calculated in accordance with this Section 1.8 and shall be subject to Article VIII.

(b) Within 45 days after the each applicable Earnout Period, Acquirer shall deliver to the Stockholders’ Agent a statement (each, an “Earnout Statement”) setting forth Acquirer’s good faith calculation of (i) the applicable Earnout Period revenue and (ii) the applicable Earnout Amount, in each case for such applicable Earnout Period. Acquirer shall provide the Stockholders’ Agent and its representatives reasonable access upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of each Earnout Statement and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of each Earnout Statement.

(c) The Stockholders’ Agent shall have 30 days within which to review an Acquirer Earnout Statement after Acquirer’s delivery thereof. The Stockholders’ Agent may object to any calculation set forth in the Acquirer Earnout Statement by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer Earnout Statement (the “Notice of Earnout Objection”), together with the basis of its objection in reasonable detail and any supporting documentation, information and calculations. If a Notice of Earnout Objection is not provided within such 30-day period, the Acquirer Earnout Statement (and each of the calculations set forth therein) shall be deemed final.

(d) If the Stockholders’ Agent provides the Notice of Earnout Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 30 days following Acquirer’s receipt of the Notice of Earnout Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Company Stockholders.

(e) If, after the 30-day period set forth in Section 1.8(c), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Earnout Objection, then Acquirer and the Stockholders’ Agent shall engage the Reviewing Accountant to review only the matters in the Notice of Earnout Objection that are still disputed by Acquirer and the Stockholders’ Agent and any calculations to the extent relevant thereto. After such review, the Reviewing Accountant shall promptly (and in any event within 45 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall (absent fraud or manifest error) be final and binding on the parties hereto and the Company Stockholders.

(f) As soon as reasonably practicable after the final determination of each Earnout Amount in accordance with this Section 1.8, subject to adjustment or withholding pursuant to Article VIII, Acquirer shall, or shall cause a direct or indirect subsidiary of Acquirer or its Paying Agent to, pay the portion of the applicable Earnout Amount comprised of cash to the Company Series A Stockholders and Company Common Stockholders (other than Cashed Out Common Stockholders), as applicable, and to instruct its transfer agent to issue to the Company Series A Stockholders and Company Common Stockholders (other than Cashed Out Common Stockholders) that are Accredited Investors, as applicable, the portion of the applicable Earnout Amount comprised of shares of Acquirer Common Stock, in each case in accordance with Section 1.4 (each such payment and issuance, an “Earnout Payment”).

1.9 Certain Taxes. The Company Stockholders shall be responsible for all transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions. The parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to all Taxes referred to in this Section 1.9. Each of the Company Stockholders, the Stockholders’ Agent, Acquirer and the Surviving Entity shall use commercially reasonable efforts to minimize any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions.

1.10 Withholding Rights. Each of Acquirer, the Surviving Entity, their respective Affiliates and the Paying Agent shall be entitled to deduct and withhold from any payments of cash or issuances of Acquirer Common Stock pursuant to this Agreement such amounts in cash or shares of Acquirer Common Stock as Acquirer, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of U.S. federal, state, local, provincial or non-U.S. Tax law. To the extent that amounts are so deducted, withheld, and paid over to the Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made. The parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding in a manner consistent with applicable legal requirements.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.12 Exchange Rate. Any amounts to be converted into U.S. Dollars for the purpose of calculating any amounts under this Agreement, including the amount of the Company Net Working Capital, shall be converted into Dollars at the rate of exchange as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html on the end of the trading day immediately prior to the Closing Date.

Article II
Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows as of the Agreement Date and as of the Closing Date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates):

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the laws of Delaware. Each Company Subsidiary is in good standing under the laws of its jurisdiction of organization. The Company and each Company Subsidiary has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company. Neither the Company nor the Company Subsidiaries is in violation of any of the provisions of their respective certificate of incorporation or equivalent organizational or governing documents.

(b) Schedule 2.1(b) of the Company Disclosure Letter lists each Company Subsidiary, their respective jurisdictions of organization and the holders of the equity interests thereof. The Company is the owner of all of the issued and outstanding Equity Interests of each Company Subsidiary, free and clear of all Encumbrances.

(c) Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or any Company Subsidiary.

(d) Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors (or similar body) of each Company Subsidiary, (ii) the names of the members of each committee of the Board, the board of directors (or similar body) of each Company Subsidiary and (iii) the names and titles of the officers of each of the Company and the Company Subsidiaries.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 24,024,990 shares of Company Common Stock and (ii) 9,581,682 shares of Company Preferred Stock, of which 4,636,810 shares are designated as Company Series A Stock, 1,864,190 shares are designated as Company Series B Stock, 2,583,580 shares are designated as Company Series B1 Stock and 497,102 shares are designated as Company Series B2 Stock. A total of (i) 11,040,880 shares of Company Common Stock, (ii) 4,636,810 shares of Company Series A Stock, (iii) 1,864,190 shares of Company Series B Stock, (iv) 2,583,580 shares of Company Series B1 Stock and (v) 497,102 shares of Company Series B2 Stock of which 493,867 shares of Company Series B2 Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plan that are outstanding. In addition, the Company has issued the Company RSUs and Company Phantom Units set forth in Section 2.2(b) below. The Company does not hold any treasury shares. Schedule 2.2(a)-1 of the Company Disclosure Letter sets forth in an excel spreadsheet on a form template previously provided by Acquirer, as of the Agreement Date, a true, correct and complete list of the name of each Person that is the registered owner of any shares of Company Common Stock, Company Series A Stock, Company Series B Stock, Company Series B1 Stock and Company Series B2 Stock and the number, original issue date and cost basis of such shares so owned by such Person, and the number and type of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments and the number of shares of such Company Capital Stock that, when issued, were Unvested Company Shares and whether a valid election was made under Section 83 of the Code with respect to such Unvested Company Shares. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company. As of the Agreement Date, no shares of Company Capital Stock are Unvested Company Shares. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation or any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective assets are bound. Except as set forth on Schedule 2.2(j) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company or any of the Company Subsidiaries other than the Company Series B2 Stock. Neither the Company nor any of the Company Subsidiaries is under any obligation to register under the Securities Act or the rules and regulations promulgated thereunder or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or any of the Company Subsidiaries, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation and any applicable Contracts to which the Company is a party or by which the Company, any of the Company Subsidiaries or any of its or their respective assets are bound.

(b) As of the Agreement Date, the Company has reserved 3,218,670 shares of Company Common Stock for issuance pursuant to awards granted under the Company Option Plan, of which 1,767,950 shares are subject to outstanding and unexercised Company Options, 418,250 shares are subject to outstanding Company RSUs and 1,032,470 shares remain available for issuance thereunder. The Company has 183,758 Company Phantom Units granted under the Company Phantom Plan, all of which are issued, outstanding and fully vested. Schedule 2.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Optionholders, Company Phantom Holders and Company RSU Holders, and each Company Option and Company RSU, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option or Company RSU, the number of Phantom Units granted to each Company Phantom Holder, the number of such shares or interests that are vested or unvested, the date of grant, the vesting commencement date, the fair market value of the Company Common Stock on the date of any such exercise, the stock certificate number(s) resulting from any such exercise, Section 83(b) filing date (if any), the vesting schedule (and the terms of any acceleration thereof), the exercise price per share of each Company Option, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the expiration date, the Company Option Plan under which such Company Option or Company RSU was granted (if any), the country and state of residence of such Company Optionholder or Company RSU Holder. All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. All Company Phantom Units were granted pursuant to the Company Phantom Plan. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates which Company Optionholders, Company RSU Holders, or Company Phantom Holders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons, whether or not employed directly by the Company or via a professional employer organization or an employer of record), including a description of the relationship between each such Person and the Company. True, correct and complete copies of each Company Option Plan and the Company Phantom Plan, all agreements and instruments relating to or issued under each of the Company Option Plan and the Company Phantom Plan (including executed copies of all Contracts relating to each Company Option, Company RSU, the shares of Company Capital Stock purchased or issuable under such Company Option or Company RSU, and Company Phantom Units) have been made available to Acquirer, and such Company Option Plan, Company Phantom Plan, and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plan, Company Phantom Plan, or Contracts in any case from those provided to Acquirer. All issued and outstanding shares of Company Capital Stock and all grants of Company Options, Company RSUs, and Company Phantom Units were issued in compliance with all Applicable Laws and all requirements set forth in applicable Contracts, including local securities law filings, foreign ownership and foreign exchange restrictions, rules governing labor matters, and any Tax withholding and reporting requirements and related filing and administrative obligations. All Company Options that have vested and been exercised have vested and been exercised in accordance with Applicable Law. Except as set forth on Schedule 2.2(b) of the Company Disclosure Letter, the terms of the Company Option Plan and the Company Phantom Plan permit the treatment of Company Options, Company RSUs, and Company Phantom Units as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company RSU Holders, the Company Stockholders, the Company Phantom Holders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options, Company RSUs, or Company Phantom Units. The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and none of Acquirer or the Company has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. All Company Options, Company RSUs, and Company Phantom Units (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Board or an appropriate committee thereof as of the applicable date of grant. No Company Options, Company RSUs, or Company Phantom Units have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law. All Company Options, Company RSUs, and Company Phantom Units (if applicable) are intended to be granted under Rule 701 or Section 4(a)(2) of the U.S. securities laws, as set forth on Schedule 2.2(b) of the Company Disclosure Letter.

(c) Without limiting the generality of the foregoing, each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof) and any required Company Stockholders approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect according to its terms, each such grant was made in accordance with the terms of the Company Option Plan and all other Applicable Laws and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Except as set forth on Schedule 2.2(c) of the Company Disclosure Letter, all Company Options, Company RSUs, and Company Phantom Units that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company or any of the Company Subsidiaries. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Option Plan, the agreement applicable to such Company Options and all Applicable Laws. The Company Option Plan has been duly authorized, approved and adopted by the Board and the Company Stockholders and is in full force and effect.

(d) There are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options, Company Phantom Units and Company RSUs set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, and no Person has any Equity Interests of the Company or any Company Subsidiary, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any Company Subsidiary or, to the knowledge of the Company, a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company, or any of the Company Subsidiaries, or a Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or such Company Subsidiary or other rights to purchase or otherwise acquire any Equity Interests of the Company or such Company Subsidiary, whether vested or unvested, or (ii) obligating the Company or such Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.

(e) No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) (“Company Voting Debt”) or (ii) the value of which is in any way based upon or derived from capital or voting shares of the Company or any of the Company Subsidiaries, is issued or outstanding.

(f) Except as set forth on Schedule 2.2(f) of the Company Disclosure Letter, the Company has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock, Company Options, or any other Equity Interests. All shares of Company Capital Stock ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (i) all applicable securities laws and (ii) all requirements set forth in the Certificate of Incorporation and all applicable Contracts.

(g) Except as set forth in Schedule 2.2(g) of the Company Disclosure Letter, there are no Contracts relating to voting, purchase, sale or transfer of any Equity Interests of the Company or of any Company Subsidiary.

(h) As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options, Company Phantom Units or Company RSUs owned by such Person, will constitute the entire interest of such Person in the issued and outstanding shares of Company Capital Stock or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company RSUs or any other Equity Interests of the Company and (iii) the shares of Company Capital Stock, Company RSUs and/or Company Options disclosed in the Spreadsheet will be free and clear of any Encumbrances.

(i) Schedule 2.2(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all individuals who as of the Agreement Date have been offered an opportunity to receive Company Options or Company RSUs under an offer letter from, Contract with or other commitment from the Company or any Company Subsidiary (which has not expired, been rescinded or rejected), but who have not been granted such Company Options or Company RSUs, including the number of Company Options or Company RSUs, the start date or anticipated start date of such individual, the vesting commencement date and vesting schedule described in the offer letter from, Contract with or other commitment as to the vesting schedule for each such listed individual.

(j) Schedule 2.2(j) of the Company Disclosure Letter sets forth a true, correct and complete list of all dividends or other distributions declared, set aside or paid with respect to any securities of the Company, and any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, in each case since January 1, 2020 (each, a “Stock Adjustment”). All Stock Adjustments were conducted in full compliance with Applicable Law and the Contracts to which the Company is party to.

2.3 Authority; Non-contravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and each Transaction Document to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Company Subsidiaries. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) approved this Agreement and approved the Merger and the other Transactions and determined that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with the provisions of Applicable Law and the Certificate of Incorporation and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (A) the Company Stockholders holding at least 75% of all of the Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) and (B) the Company Stockholders holding at least 50% of the Company Preferred Stock are the only votes of the holders of shares of Company Capital Stock necessary to adopt this Agreement and the principal terms of the Merger (the “Company Stockholder Approval”). The execution of the Written Consent by the Consenting Stockholders is sufficient to effect the Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in accordance with the Certificate of Incorporation (as amended by the Charter Amendment) and Applicable Law, each as in effect at the time of such approval.

(b) Except as set forth on Schedule 2.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the assets of the Company or any of the Company Subsidiaries or any share of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation (as amended by the Charter Amendment) or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries, in each case as amended to date, (B) any Contract of the Company or any of the Company Subsidiaries or any Contract applicable to any of the assets of the Company or any of the Company Subsidiaries or (C) any Applicable Law or any Order to which the Company or any of the Company Subsidiaries or any of the assets owned or used by the Company or any of the Company Subsidiaries, is subject.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s or any of the Company Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Transaction Document and Applicable Law.

2.4 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Acquirer its audited consolidated financial statements for each of the fiscal years ending December 31, 2021 and December 31, 2022 and its unaudited consolidated financial statements for the 9-month period ended September 30, 2023 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company and the Company Subsidiaries, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved and (v) are true, correct and complete in all material respects.

(b) Neither the Company nor any of the Company Subsidiaries has any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2023 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s or any of the Subsidiaries’ business since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) unpaid Transaction Expenses. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

(c) The Company and the Company Subsidiaries made the good faith determination that it was eligible to receive the loan it previously obtained set forth on Schedule 2.4(c) of the Company Disclosure Letter (the “PPP Loan”), pursuant to the PPP, respectively, including under the rules and guidance issued by the U.S. Small Business Administration (collectively, the “PPP Rules”). After giving effect to the affiliation rules in 13 CFR 121.301(f), the Company and the Company Subsidiaries properly and accurately certified pursuant to the PPP Rules that the Company and its Affiliates employed no more than the greater of 500 employees or, if applicable, the size standard in number of employees established by the SBA in 13 C.F.R. 121.201 for the Company’s industry. The Company’s application for the PPP Loan (including the calculation of the amount of the PPP Loan set forth therein) was made in accordance with, and in material compliance with, the CARES Act, the Interim Final Rules related to the PPP and Applicable Law (including any applicable guidance made available by a Governmental Entity in respect thereof). The Company has made available to Acquirer a copy of the Company’s application for the PPP Loan and the information contained in such application is true and correct in all material respects. All loan proceeds have been used in compliance with and permitted by the PPP Rules. The Company and the Company Subsidiaries established processes and procedures to monitor the use of the proceeds of the PPP Loan to ensure compliance with PPP Rules and Applicable Law at all times. The PPP Loan was eligible for indefeasible forgiveness and the PPP Loan was forgiven in compliance with Applicable Law and thus is not required to be repaid to the lender thereof or the U.S. Small Business Administration. Neither the Company nor any Company Subsidiary currently has a loan outstanding pursuant to the PPP.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt, and the aggregate amount outstanding, interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.

(e) Schedule 2.4(e) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any Company Subsidiary maintain accounts and the names of all Persons authorized to make withdrawals therefrom.

(f) The accounts receivable as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet, or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice.

(g) Each of the Company and the Company Subsidiaries has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Company Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company or any of the Company Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company or any of the Company Subsidiaries, its independent auditors or, to the knowledge of the Company, any current or former employee, consultant or director of the Company or any of the Company Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any of the Company Subsidiaries or its or their management or other current or former employees, consultants or directors of the Company or any of the Company Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of the Company Subsidiaries, or any claim or allegation regarding any of the foregoing.

(h) The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company or any of its Company Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

2.5 Absence of Changes. Except (i) as set forth in Schedule 2.5 of the Company Disclosure Letter, since September 30, 2023 through the Agreement Date and (ii) for changes in the ordinary course of business that do not have a Material Adverse Effect that occur during the Interim Period;

(a) the Company and the Company Subsidiaries have conducted the Business only in the ordinary course of business and consistent with past practice;

(b) there has not occurred a Material Adverse Effect with respect to the Company or any of the Company Subsidiaries (taken as a whole);

(c) neither the Company nor any Company Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Company Subsidiary (other than the non-exclusive license of Company Products to its customers in the ordinary course of business consistent with past practice);

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company or any of the Company Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of the Company Subsidiaries of any of its or their securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(e) neither the Company nor or any of the Company Subsidiaries has entered into, amended, modified, terminated, or waived rights under any Material Contract, and there has not occurred any default under any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which they are, or any of their respective assets and properties are, bound;

(f) there has not occurred any amendment or change to the Certificate of Incorporation or other equivalent organizational or governing documents of the Company or any of the Company Subsidiaries;

(g) neither the Company nor or any of the Company Subsidiaries has established, entered into, adopted, terminated, or amended any employment or separation agreement (other than new agreements with non-executive employees in the ordinary course which do not provide for severance benefits), compensation or benefit plan, retirement policy, practice, arrangement, or agreement or other employee benefit plan;

(h) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any of the Company Subsidiaries to any of its or their current or former directors, officers, employees or consultants, and there have not been any modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any of the Company Subsidiaries);

(i) neither the Company nor any of the Company Subsidiaries has committed to grant or provide (nor has granted any) increase or acceleration of funding, payment or vesting of any compensation or benefits;

(j) there has not occurred the execution of any employment Contracts or service Contracts or the extension of the term of any existing employment Contract or service Contract with any Person in the employ or service of the Company or any of the Company Subsidiaries;

(k) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any of the Company Subsidiaries, or any termination of employment of any such employees;

(l) there has not occurred any labor dispute or claim of unfair labor practices involving the Company or any of the Company Subsidiaries;

(m)   neither the Company nor any of the Company Subsidiaries has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;

(n) neither the Company nor any of the Company Subsidiaries has paid or discharged any Encumbrance or Liability that was not shown on the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date;

(o) neither the Company nor any of the Company Subsidiaries has incurred any Liability to its directors, officers or Company Stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business);

(p) neither the Company nor any of the Company Subsidiaries has made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

(q) neither the Company nor any of the Company Subsidiaries has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) there have not been any capital expenditures relating to the Company or any of the Company Subsidiaries, execution of any lease to which the Company or any of the Company Subsidiaries is a party or incurrence of any obligations to make any capital expenditures or execute any lease; and

(s) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (r) (other than negotiations and agreements with Acquirer and its representatives regarding the Transactions).

2.6 Litigation. Except as set forth in Schedule 2.6 of the Company Disclosure Letter, (a) there is no pending Legal Proceeding to which the Company or any of the Company Subsidiaries is a party, and, to the knowledge of the Company, no threatened Legal Proceeding against the Company or any of the Company Subsidiaries or any of its or their respective assets or any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries) and to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding, (b) there is no Order against the Company or any of the Company Subsidiaries, or any of its or their assets, or, to the knowledge of the Company, any of its or their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Company Subsidiaries); and (c) neither the Company nor any of the Company Subsidiaries has any Legal Proceeding pending or threatened against any other Person, and to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding.

2.7 Restrictions on Business Activities. Except as set forth on Schedule 2.7 of the Company Disclosure Letter, there is no Contract or Order binding upon the Company or any of the Company Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any of the Company Subsidiaries, any acquisition of property by the Company or any of the Company Subsidiaries or the conduct or operation of the Business or limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any of the Company Subsidiaries of exclusive rights or licenses (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (iii) solicit the services or business of any Person, or (iv) freely set prices for any products, services or technology, including the Company Products (including any most favored pricing provisions).

2.8 Compliance with Laws; Governmental Permits.

(a) The Company and each of the Company Subsidiaries has complied in all material respects with, is not in violation of, and has not received any notice of violation with respect to, Applicable Law.

(b) The Company and each of the Company Subsidiaries holds, and has at all times held and maintained, each federal, state, county, local or foreign governmental consent, license, permission, consent, permit, grant or other authorization and approval (including having exercised relevant passporting rights) of a Governmental Entity (i) pursuant to which the Company or any of the Company Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required to carry on the activities required for or in connection with the carrying on of the conduct of the Business as required by all Applicable Laws in the places and in the manner in which the Business of the Company is carried on or the holding of any such interest (all of the foregoing consents, licenses, permissions, consents, permits, grants and other authorizations and approvals, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, are not limited in duration or subject to any conditions and have been complied with in all respects, except where the failure to hold or maintain the Company Authorizations would not be material to the Company or any Company Subsidiary. Schedule 2.8(b) of the Company Disclosure Letter identifies each Company Authorization.

(c) Neither the Company nor any of the Company Subsidiaries has received any notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, non-renewal, withdrawal, suspension, cancellation, termination or modification of any Company Authorization or any Company Authorization made subject to any restrictions, requirements or conditions, or which may confer a right of revocation, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company and each of the Company Subsidiaries has materially complied with all of the terms of the Company Authorizations, and except as set forth on Schedule 2.8(c) of the Company Disclosure Letter, none of the Company Authorizations will be terminated, revoked or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9 Title to, Condition and Sufficiency of Assets; Real Property.

(a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interest in or license to all of its or their properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and each of the Company Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The assets and properties owned, leased or licensed by each of the Company and the Company Subsidiaries (i) constitute all of the assets and properties that are reasonably necessary for the Company or any of the Company Subsidiaries to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property or (B) the breach or violation of any Contract.

(c) Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any of the Company Subsidiaries. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property.

2.10 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “Company Data” means all data Processed in connection with the operation of the Business or the development, training, marketing, delivery, support or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data howsoever obtained or collected by or for the Company or any Company Subsidiary.

(ii) “Company Data Agreement” means any Contract relating to or otherwise addressing the Processing of Company Data by or on behalf of the Company or any Subsidiary to which the Company or any Company Subsidiary is a party or by which it is bound.

(iii) “Company Human Services” means services provided by the Company or any Company Subsidiary that are performed by human call center agents provided to guests/users of the Company’s customers.

(iv)   “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or otherwise used by the Company or any Company Subsidiary.

(v) “Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which the Company or any Company Subsidiary is a party or is bound by.

(vi)   “Company Legacy Products” means all products and services produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary prior to January 31, 2021, and that are not currently, or currently planned to be, in whole or in part, used, produced, marketed, licensed, sublicensed, sold, distributed or performed by the Company or any of the Company Subsidiary as of the date of this Agreement.

(vii) “Company-Licensed Data” means all data that is Processed by the Company or any Company Subsidiary which is owned, held, collected, or purported to be owned, held or collected by a third party and licensed to or permitted to be used by the Company or any Company Subsidiary.

(viii) “Company-Owned Data” means each element of data Processed that the Company or any Company Subsidiary owns, holds or controls or purports to own, hold or control.

(ix)   “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary.

(x) “Company Products” means all products or services (including any websites and mobile applications) currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary and all products or services currently under development by the Company or any Company Subsidiary, including Company Legacy Products.

(xi)   “Company Registered Intellectual Property” means the United States, international and foreign: (A) issued patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names (D) registered copyrights and applications for copyright registration, and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity, in each case registered, assigned to, filed in the name of, or otherwise included in the Company-Owned Intellectual Property.

(xii) “Company Source Code” means, collectively, any software source code or database specifications or designs, or any proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(xiii) “Company Technology Products” means all Company Products that are not Company Human Services.

(xiv) “Company Websites” means all web sites and mobile applications owned, operated or hosted by the Company or any Company Subsidiary and through which the Company or any Company Subsidiary conducts the Business.

(xv) “Franchisee Participation Agreements” means service agreements with franchisees for services provided to franchisee-owned restaurants pursuant to a Statement of Work.

(xvi) “ICT Infrastructure” means the information and communications technology infrastructure and systems (including computer systems, cloud computing platforms, database platforms, software, software as a service, platform as a service, infrastructure as a service, hardware, firmware, workstations, routers, data communication lines, servers, networks, telecommunication systems, interfaces and related systems, information technology and related systems, and the Company Websites) that are or have been used in the Business and/or in connection with the Company Products.

(xvii)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(xviii) “Intellectual Property Rights” means any and all intellectual property and industrial property and all rights in, arising out of, or associated therewith, throughout the world, including: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how; industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; moral and economic rights of authors and inventors, however denominated; and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

(xix) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under substantially similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License), and any other license or distribution model described by the Open Source Initiative at www.opensource.org.

(xx) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xxi) “R&D Sponsor” means any Governmental Entity, public or private source, university, college, hospital, clinic, laboratory, research center or other educational or research institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company, any Company Subsidiary, or any developer, inventor or of other contributor to any Company-Owned Intellectual Property.

(xxii)    “Third-Party Content” means any and all data, email messages, SMS or text messages, audio, video, images, and other communications, material, information or content posted, transmitted, displayed, or otherwise made available by a Person (other than the Company or any of its Subsidiaries), in whole or in part, via any website, software or other Intellectual Property, or service (including any social media service), and information derived from such communications, data, material, or content (including through analytics), in each case which have been obtained or derived in any manner (including, but not limited to, through an API or through “crawling,” “scraping,” or other collection methods). Notwithstanding the foregoing, Third-Party Content shall not include audio from user interactions with the Company Legacy Products.

(xxiii) “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

(xxiv) “Third-Party Technology Services” means third-party services accessed through application programming interfaces used by the Company or any Company Subsidiary, to perform functions incorporated into the Company Technology Products.

(b) Status. The Company and/or each Company Subsidiary has full title and exclusive ownership of all Company-Owned Intellectual Property free and clear of any Encumbrances, other than Permitted Encumbrances, and is duly licensed under or otherwise authorized to use, all other Intellectual Property necessary for the conduct of the Business. The Company Intellectual Property collectively constitutes all of the Intellectual Property reasonably necessary for Acquirer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Acquirer to acquire or license any other material intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. Neither the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.

(c) Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the registrant, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for), subsisting and enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and/or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s or a Company Subsidiary’s ownership interests therein. The Company has made available to Acquirer tangible copies of all of the Company’s or any Company Subsidiary’s pending patent applications.

(d) Company Products. Schedule 2.10(d)(i) of the Company Disclosure Letter lists all Company Products, not including Company Legacy Products, along with the release date or contemplated release date for each Company Technology Product. Except with respect to any Open Source Materials or Third-Party Technology Services listed on Schedule 2.10(e) of the Company Disclosure Letter, Schedule 2.10(d)(ii) of the Company Disclosure Letter lists all Third-Party Intellectual Property incorporated into or distributed with each such Company Technology Product, along with the applicable licensor of such Third-Party Intellectual Property.

(e) Third-Party Technology Services. Schedule 2.10(e) of the Company Disclosure Letter lists all Third-Party Technology Services, utilized currently or at any time since January 31, 2021, by the Company or any Company Subsidiary, along with the applicable provider of such services. Neither the Company nor any Company Subsidiary is subject to an agreement governing the use of Third-Party Technology Services that (i) deviates from such providers’ standard terms of service and subscription agreements, or (ii) commits the Company or any Company Subsidiary to continue using such service or limits the ability of the Company or any Company Subsidiary to use alternative services. The Company has provided to Acquirer website links to the terms of service in effect for the use of such Third-Party Technology Services as of the Agreement Date.

(f) No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Company Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor, (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor, or (iii) subject to any employment agreement, consulting or professional services agreement or invention assignment or nondisclosure agreement or other obligation with any R&D Sponsor that could adversely affect the Company’s rights in, or give any such third-party rights in or to, such Company-Owned Intellectual Property, other than rights to use the Company-Owned Intellectual Property for the sole benefit of the Company. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance on any Company Intellectual Property.

(g) Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Company Subsidiary (i) prior to the inception of the Company or any Company Subsidiary or (ii) prior to their commencement of employment with the Company or any Company Subsidiary, in each case, have been duly and validly assigned to the Company without any conflict or breach of any such founder’s obligations to any third party.

(h) Invention Assignment and Confidentiality Agreement. The Company and each Company Subsidiary has secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property for the Company or any Company Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any Company Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company or a Company Subsidiary has obtained the waiver of all non-assignable rights. No Author has retained any material rights, licenses, claims or interest whatsoever with respect to any Company-Owned Intellectual Property developed by the Author for the Company or any Company Subsidiary. Without limiting the foregoing, the Company and each Company Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company to the Company and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Acquirer copies of all forms of such disclosure and assignment documents currently used by the Company or any Company Subsidiary and, in the case of patents and patent applications, the Company has made available to Acquirer copies of all such assignments. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company-Owned Intellectual Property.

(i) No Violation. No current employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary, or to the knowledge of the Company, former employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(j) Confidential Information. The Company and each Company Subsidiary has taken all commercially reasonable and legally required steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and each Company Subsidiary (including trade secrets, Company Source Code and Company Data) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company, any Company Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations or unauthorized disclosure on the part of the Company, any Company Subsidiary or, to the knowledge of the Company, by any third party with respect to Confidential Information.

(k) Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Company Subsidiary has sent a notice to any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has brought any Legal Proceeding for infringement, misappropriation or other violation of any Company-Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any Liability for infringement, misappropriation or other violation of any Third-Party Intellectual Property. None of (i) the Company Products, (ii) the Company-Owned Intellectual Property nor (iii) the operation of the Business, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s or any Company Subsidiary’s use of any product, device, process or service used in the Business as previously conducted, currently conducted and as proposed to be conducted by the Company or any Company Subsidiary, has, does or will infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property. Neither the Company nor any Company Subsidiary has been involved in any Legal Proceeding or received any written communications alleging that the Company or any Company Subsidiary has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity or that requires Company to take a license to, or to refrain from using, any Third-Party Intellectual Property. No Company Intellectual Property or Company Product is subject to any Legal Proceeding, Order, settlement agreement or right that materially restricts in any manner the use, transfer or licensing thereof by the Company or any Company Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property. Neither the Company nor any Company Subsidiary has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.

(l) Licenses; Agreements. Except as set forth on Schedule 2.10(l) of the Company Disclosure Letter (and customer Contracts entered into in the ordinary course of business in accordance with historical practice during the Interim Period,):

(i) Neither the Company nor any Company Subsidiary has granted any options, rights of first refusal or negotiation or other similar rights, licenses or agreements of any kind relating to any Company-Owned Intellectual Property, and neither the Company nor any Company Subsidiary is bound by or a party to any option, right of first refusal or negotiation or other similar right, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.

(ii) Neither the Company nor any Company Subsidiary is obligated to pay any royalties, revenue share or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(m)   Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements, except as set forth on Schedule 2.10(m) of the Company Disclosure Letter:

(i) each such agreement is valid and subsisting and has, where required, been duly recorded or registered with the relevant intellectual property authority;

(ii) Neither the Company nor any Company Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Company Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv)   at and after the Closing, the Company (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s or any Company Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Company Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Company Subsidiary would otherwise be required to pay;

(v) there are no Legal Proceedings or, to the knowledge of the Company, any disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder;

(vi) no Company Intellectual Property Agreement requires the Company or any Company Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(viii) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;

(ix) the Company has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Company Subsidiary with any of the Company Products; and

(x) no third party that has licensed Intellectual Property Rights to the Company or any Company Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Company Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Company Subsidiary.

(n) Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Acquirer by operation of law or otherwise of any Contract to which the Company or any Company Subsidiary is a party or by which any of its assets are bound, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(o) Company Source Code. Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to employees, contractors and consultants involved in the development of Company Products and who are subject to a valid and enforceable written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Company Subsidiary of any Company Source Code, other than disclosures to employees, contractors, and consultants (i) involved in the development of Company Products and (ii) subject to a valid and enforceable written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.

(p) Open Source Software. Schedule 2.10(p)(i) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products (excluding Company Legacy Products, or in the conduct of the Business and Rapid Reorder) currently in use or at any time since January 31, 2021, describes the manner in which such Open Source Materials were used, whether the Open Source Materials were modified and/or are distributed by the Company or any Company Subsidiary and identifies the licenses under which such Open Source Materials were used. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials used in any Company Products or in the conduct of the Business. Except as set forth on Schedule 2.10(p)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), creates, or purports to create, obligations for the Company or any Company Subsidiary with respect to any Company Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, combined or linked with, or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable or licensed at no charge or subject to restrictions or consideration or (4) except as specifically permitted by Applicable Law, decompiled, disassembled or otherwise reverse-engineered).

(q) Information Technology.

(i) Processing. The Company and each Company Subsidiary, as applicable, have valid and subsisting contractual rights and lawful bases to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company or any Company Subsidiary in the manner that it is Processed by or for the Company or any Company Subsidiary. The Company and each Company Subsidiary, as applicable, have all rights, lawful bases, permissions, licenses or authorizations required under Applicable Law (including Privacy Laws), Company Privacy Commitments, and relevant Company Data Agreements, to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company and each Company Subsidiary are and have been in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(q)(i) of the Company Disclosure Letter identifies each Material Contract governing any Company-Licensed Data to which the Company or any Company Subsidiary is a party or is bound by, except for customer contracts that do not deviate in any material respect from the Company’s standard form of customer contract for the Company Products (copies of which have been provided to Acquirer).

(ii) Company Data. The Company or any Company Subsidiary, as applicable, is the owner of all right, title and interest in and to each element of Company-Owned Data. The Company or any Company Subsidiary, as applicable, has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(q)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into any Contract governing any Company-Owned Data or to which the Company or any Company Subsidiary is a party or bound by, except for customer contracts that do not deviate in any material respect from the Company’s standard form of customer contract for Company Products (copies of which have been provided to Acquirer).

(r) No Defects. The Company Products, Company Data, and the Company’s Proprietary Information and Technology are free from material defects, inaccuracies, data integrity defects and bugs, and substantially conform to the applicable specifications, documentation, and samples therefor. The software included in the Company Products or the Company’s Proprietary Information and Technology does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s, any Company Subsidiary’s or any Person’s ability to use such software, the Company Product or the Company Proprietary Information and Technology, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.

(s) Standards Bodies. (i) The Company and each Company Subsidiary has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization (the “Standards Bodies Agreements”); and (ii) neither the Company nor any Company Subsidiary or Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.

(t) Warranties; Company Products. Schedule 2.10(t) to the Company Disclosure Letter sets forth the aggregate expenses incurred by the Company or any Company Subsidiary in fulfilling its obligations under any guaranty, warranty, right of return, right of credit, or other indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements, and, to the knowledge of the Company, there exists no fact, circumstance or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. There have been no product liability claims relating to the Company, any Company Subsidiary or Company Products or any services related thereto.

(u) Third-Party Content. Schedule 2.10(u) of the Company Disclosure Letter sets forth all Contracts applicable to the Company’s and any Company Subsidiary’s access to or use of any Third-Party Content, including any Contracts or sources under which the Company or any Company Subsidiary acquires or has acquired any right or license to any Third-Party Content, including terms of use, terms of service, and other terms and conditions, and all policies and guidelines incorporated into any of the foregoing that are currently in effect or were in existence at any time after January 31, 2021. When accessing, using, acquiring, or otherwise obtaining Third-Party Content or audio from user interactions with the Company Legacy Products from any source, including via public or private application interfaces (“APIs”), crawling, or scraping, the Company and any Company Subsidiary and any Persons performing for the Company and any Company Subsidiary comply with, and at all times have complied with, (A) all applicable Contracts, including terms of use, terms of service, other terms and conditions, and all policies and guidelines incorporated into any of the foregoing; and (B) Applicable Law. None of the Company, any Company Subsidiary or any Persons acting on behalf of the Company, or any technology employed by the Company, any Company Subsidiary or such Persons have circumvented or sought to circumvent any technological measures that were implemented in connection with any web site or service in order to block, deter, control or limit access to or the use of such web site or service or any Third-Party Content on such web site or service. The Company, any Company Subsidiary and any Persons performing services for the Company and any Company Subsidiary have not knowingly, intentionally or willfully engaged in any acts of infringement, misappropriation, or use in violation of any Applicable Law in respect of Third-Party Intellectual Property or Personal Data contained in any Third-Party Content.

(v) AI Matters. Schedule 2.10(v) to the Company Disclosure Letter sets forth a complete and accurate list of all third-party AI code generator(s) used by the Company or any Company Subsidiary in connection with the operation of the Business (“AI Code Generator”) (together with: (A) the license terms applicable to each AI Code Generator, (B) the purposes for which the Company or any Company Subsidiary has used each AI Code Generator, and (C) a general description of the material outputs generated by each AI Code Generator and the uses made by the Company or any Company Subsidiary of such outputs). The Company and each Company Subsidiary has obtained and complied with all licenses, consents, agreements, terms, conditions, and permissions applicable to each AI Code Generator and the use thereof. Neither the Company nor any Company Subsidiary has used or employed any AI Code Generator in a manner that would in any way qualify or limit the Company’s or any Company Subsidiary’s ownership of, or otherwise impair the Company’s or any Company Subsidiary’s ability to use, commercialize, or otherwise exploit, the Company-Owned Intellectual Property or Company Products.

2.11 Data Privacy and Security.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Privacy Commitments” means, collectively: (A) Privacy Laws, (B) the Company’s or any Company Subsidiary’s obligations under the Company Privacy Policies, (C) the Company’s or any Company Subsidiary’s obligations under the Company Data Agreements, (D) the legal bases (including providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable) required for the collection and the Processing of Personal Data as conducted by or for the Company or any Company Subsidiary, (E) any notices, consents, authorizations, and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to the Processing of Personal Data, and (F) industry self-regulatory principles and codes of conduct applicable to the protection of Personal Data that the Company or any Company Subsidiary represents to be bound by, such as the Payment Card Industry Data Security Standards (“PCI DSS”).

(ii) “Company Privacy Policies” means, collectively, any and all (A) of the Company’s or any Company Subsidiary’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Company Subsidiary to any Person, (B) public representations (including representations on Company Websites) made by or on behalf of the Company with regard to the security or privacy of Personal Data, and (C) third-party privacy policies with which the Company or any Company Subsidiary has been or is contractually obligated to comply.

(iii) “Personal Data” means a natural Person’s (including an end user’s or an employee’s or contractor’s) name, street address, telephone number, e-mail address, social security number, driver’s license number, passport number, user or account number, tracking data, photographs, videos and audio files, voiceprints, facial geometry, retinal or iris scans or any other biometric identifier or any other piece of information relating to, describing, linked to, or capable of being associated, directly or indirectly, with an identified or identifiable natural Person or household or that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information,” or other analogous term under Applicable Law.

(iv) “Privacy Laws” means, if and to the extent applicable to the Company, (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes, without limitation: (i) the California Consumer Privacy Act of 2018 as amended together with any implementing regulations (“CCPA”), U.S. state privacy laws and corresponding implementing regulations, including the Virginia Consumer Data Protection Act (“VCDPA”), the Colorado Privacy Act together with any implementing regulations (“CPA”) and the Connecticut Act Concerning Personal Data Privacy and Online Monitoring, state data breach notification laws, the Personal Information Protection and Electronic Documents Act 2000 (“PIPEDA”), Privacy Act 1985 (“the Privacy Act”) together with applicable Canadian provincial privacy laws, and (ii) to the extent applicable, laws, regulations, and/or rules relating to the collection and Processing of biometric data, security cameras (CCTV), internet of things, direct marketing, advertising, profiling, targeting, e-mails, text messages, robocalls, telemarketing, or other electronic commercial messages, or (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or regulations outlined in clause (A).

(v) “Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, storage, recording, organization, safeguarding, security, adaption, alteration, ingestion, compilation, combination, enrichment, de-identification, transfer, retrieval, access, consultation, disclosure, sharing, dissemination, or destruction of such data.

(vi)   “Security Incident” means any (A) breach, unauthorized access, acquisition, interruption of access or other Processing, alteration, or modification, loss, theft, corruption or other unauthorized Processing of Company Data, (B) inadvertent, unauthorized or unlawful sale or rental of Company Data, (C) a phishing, ransomware, denial of service (DoS) or other cyberattack or (D) other unauthorized breach, access to, use of, or interruption of any Company Systems that compromises the confidentiality, integrity or security of Company Data

(b) The Company’s and each Company Subsidiary’s data, privacy and security practices materially conform, and at all times have materially conformed, to all of the Company Privacy Commitments. Neither the execution, delivery and performance of this Agreement, the consummation of the Transactions, nor the delivery to Acquirer, or Acquirer’s access to, all of the databases of the Company and any Company Subsidiary, Company Data and other information relating to the Company’s or any Company Subsidiary’s end users and other natural Persons (as applicable) will cause, constitute or result in a breach or violation of any Company Privacy Commitments. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.

(c) The Company and the Company Subsidiaries have all rights necessary to collect and Process all Personal Data and Confidential Information used in the Business of the Company and the Company Subsidiaries, and the Company’s and the Company Subsidiaries’ data collection practices do not violate any third party’s rights or breach any applicable terms of service or other restriction.

(d) Except as set forth on Schedule 2.11(d), when the Company or any Company Subsidiary uses a third party to Process Personal Data on its behalf (each, a “Data Processor”), the Data Processor has provided assurances in writing with respect to its protection and Processing of Personal Data on behalf of the Company or any Company Subsidiary in compliance with Privacy Laws that are sufficient for the Company’s or any Company Subsidiary’s compliance with Company Privacy Commitments. The Company and the Company Subsidiaries have made available to Acquirer true, correct and complete copies of all such Company Data Agreements. To the knowledge of the Company, such Data Processors have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Data Processors on behalf of Company or any Company Subsidiary.

(e) The Company and each Company Subsidiary have established and maintain reasonably appropriate technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in compliance with all data security requirements under Company Privacy Commitments.

(f) The ICT Infrastructure is reasonably sufficient for the existing needs and currently proposed needs of the Company and the Company Subsidiaries over the next twelve months, including as to capacity or ability to increase capacity, scalability and ability to process current and reasonably anticipated peak volumes in a timely manner. Except as set forth in Schedule 2.11(f) of the Company Disclosure Schedule, the ICT Infrastructure: (A) is in reasonably good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and the Company Subsidiaries, (B) has not materially malfunctioned or failed since January 1, 2021, and (C) does not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any part of the ICT Infrastructure in a manner that resulted in a system-wide outage of access to the Company or the Company Subsidiaries’ products and services; or (ii) enable or assist any Person to access without authorization any ICT Infrastructure. The Company and the Company Subsidiaries have developed and maintain reasonably appropriate backup, business continuity, and disaster recovery plans, procedures, technology, and facilities for the business of the Company and the Company Subsidiaries and consistent with industry practices. There are no material unremediated security vulnerabilities in any Company Products.

(g) No Security Incident or violation of any data security policy in relation to Company Data or Confidential Information has occurred or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data or Confidential Information. No circumstance has arisen in which: (i) Privacy Laws would require the Company or any Company Subsidiary to notify a Governmental Entity of a Security Incident; or (ii) Company Privacy Commitments would require the Company or any Company Subsidiary to notify a Person of a Security Incident. Neither the Company nor any Company Subsidiary or Person acting on the Company’s or any Company Subsidiaries’ behalf or direction has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a Security Incident, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(h) Except as set forth in Schedule 2.11(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received, been involved in, or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, order, notice, warrant, regulatory opinion, audit result or written allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Company Privacy Commitments, (B) requiring the Company or any Company Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data (other than pursuant to a valid data subject request in the ordinary course of business), (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or any Company Subsidiary due to a violation or alleged violation of any Company Privacy Commitments, or (D) claiming compensation from the Company or any Company Subsidiary due to a violation or alleged violation of any Company Privacy Commitments. The Company is not subject to, nor is there any basis for, any indemnification claims from the Company’s and the Company Subsidiaries’ customers for breach of Applicable Law. There are no unsatisfied requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (including without limitation, rights to access, rectify, or delete Personal Data, to restrict or object to Processing of Personal Data, or relating to data portability).

2.12 Taxes.

(a) Each of the Company and each Company Subsidiary has completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law.

(b) The Company and each Company Subsidiary has complied with all Applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable laws.

(c) The Company has delivered to Acquirer true, correct and complete copies of (i) all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and each Company Subsidiary, including, where applicable, any supplemental Tax Return filed by the Company or any Company Subsidiary since 2017, (ii) any closing or settlement agreements entered into by or with respect to the Company or any Company Subsidiary with any Tax Authority, (iii) all Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Company or any Company Subsidiary, and (iv) all material written communications to, or received by the Company or any Company Subsidiary from, any Tax Authority, including Tax rulings and Tax decisions.

(d) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and each Company Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date.

(e) There is (i) no pending or threatened audit of, or Tax controversy associated with, any Tax Return of the Company or any Company Subsidiary that is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. With respect to each of the Company and each Company Subsidiary, no claim has ever been made by any Governmental Entity in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

(f) Each of the Company and each Company Subsidiary has collected and remitted all sales, use, value added and similar Taxes (“Sales Taxes”) with respect to sales made or services provided that are not exempt from Sales Taxes and, for all sales or provisions of services that are exempt from Sales Taxes that were made without charging or remitting Sales Taxes, the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(g) Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction. Neither the Company nor any Company Subsidiary is subject to income Tax, sales Tax, use Tax, gross receipts or any other type of Tax in any U.S. state or non-U.S. jurisdiction where it does not file Tax Returns applicable to such type of Tax.

(h) Schedule 2.12(h) of the Company Disclosure Letter sets forth a true, correct and complete list of any Tax exemption, Tax holiday or other Tax-sharing arrangement or order that the Company or any Company Subsidiary has in any jurisdiction, including the nature, amount and expiration date of such Tax exemption, Tax holiday or other Tax-sharing arrangement. Each of the Company and each Company Subsidiary is in reasonable compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sharing arrangement or order of any relevant Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sharing arrangement or order.

(i) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, Tax allocation agreement or advance pricing agreement, and neither the Company nor any Company Subsidiary has any Liability or potential Liability to another party or to a Governmental Entity under any such agreement.

(j) The Company and each Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Applicable Law.

(k) Neither the Company nor any Company Subsidiary has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. law.

(l) Neither the Company nor any Company Subsidiary is and has never been a member of a consolidated, combined, unitary or aggregate group for Tax purposes (including, as the case may be, a tax consolidated group or fiscal unity for purposes of any corporate income tax) of which the Company or any Company Subsidiary was not the ultimate parent corporation.

(m)   To the knowledge of the Company, there are no Tax amounts that would be required to be clawed back, recaptured, added back, reimbursed or otherwise forfeited by the Company or any Company Subsidiary as a consequence of being a party to any transaction that benefited from a deferral of Tax by virtue of any special rule or regime providing for the deferral of Tax (including, without limitation, any transaction benefiting from a special tax regime applicable to qualifying corporate reorganizations).

(n) Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor (including, without limitation, any successor Tax liability derived from an acquisition of an ongoing concern), by Contract or otherwise.

(o) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(p) Neither the Company nor any Company Subsidiary has received any private letter ruling from or entered into any agreements with the IRS (or any comparable Tax ruling, binding or not on the Company or any Company Subsidiary, from any other Governmental Entity).

(q) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(r) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(s) Each of the Company and each Company Subsidiary has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and foreign Tax laws (as applicable) and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date; in each case, regardless of whether they were the payors of the relevant income item. Each of the Company and each Company Subsidiary is eligible for any payroll tax credit or deferral that it has claimed pursuant to the CARES Act. There are no non-U.S. capital gains Taxes that are required to be withheld by the Company or any Company Subsidiary as a result of the Merger or other transactions contemplated by this Agreement.

(t) Except as otherwise set forth on Schedule 2.12(t), neither the Company nor any Company Subsidiary has claimed any payroll tax credit or deferral that it has claimed pursuant to the CARES Act.

(u) The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any Unvested Company Shares or other property issued by the Company, any Company Subsidiary or any of their respective ERISA Affiliates to any of their respective employees, non-employee directors, consultants and other service providers. No payment to any Company Stockholder of any portion of the Aggregate Consideration payable pursuant to Section 1.4 will result in compensation or other income to any Company Securityholder with respect to which Acquirer, the Company or any Company Subsidiary would be required to deduct or withhold any Taxes.

(v) Schedule 2.12(v) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or the Company Subsidiaries is a party and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither the Company nor any Company Subsidiary is under any obligation to gross up any Taxes or reimburse any Tax-related payments to any Person under Section 409A of the Code or otherwise. All Company Employee Plans and other arrangements of the Company, any Subsidiary or ERISA Affiliate are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.

(w)   The exercise price of all Company Options, is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Acquirer has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A 1(b)(5)(iii)) with respect to the grantor thereof.

(x) Each of the Company and each Company Subsidiary is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code and the regulations promulgated thereunder.

(y) No independent contractor was or is considered an employee of the Company or any Company Subsidiary by an applicable Tax Authority.

(z) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company, any Company Subsidiary or any of their respective ERISA Affiliates to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates is a party or by which the Company, any Company Subsidiary or its or their assets are bound that, considered individually or considered collectively with any other agreement, plan, arrangement or other Contract will or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Neither the Company nor any Company Subsidiary has (nor has ever had) any obligation to report, withhold, gross up, indemnify or otherwise provide any payment for any excise Taxes, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(aa) Schedule 2.12(aa) of the Company Disclosure Letter lists each Person (whether or not a United States resident) who as of Closing will be, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company, any Company Subsidiary or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company or any Company Subsidiary is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.

(bb) To the knowledge of the Company, all information furnished in any manner by the Company in relation to title, ownership, present and potential Encumbrances (including on the status of any pending Tax demands and pending Tax proceedings as on the Agreement Date or on the Closing Date) pertaining to the shares of Company Capital Stock or the Merger and any computation of Tax payable in connection with the Merger, that may be relevant in making any decision in relation to the Transactions, have been made available and disclosed to Acquirer, and such information is true, correct, complete and accurate in all respects.

(cc) The Company has not undertaken any transaction or any form of restructuring or reorganization that could result in a Tax Liability not provided for in the books and records of the Company.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company, any professional employer organization or employer of record employing any Company service provider, or any Company Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal, as to which any unsatisfied obligations of the Company or any Company Subsidiary remain for the benefit of, or relating to, any present or former employee, non-employee director, Contractor or non-employee director of the Company or any Company Subsidiary (all of the foregoing described in clauses (i) through (vi) collectively, the “Company Employee Plans”).

(b) Neither the Company nor any Company Subsidiary sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including executed adoption agreements, trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions, prospectuses, registration statements and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports and non-discrimination tests filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such determination letter prior to the expiration of the requisite period under applicable. Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined. The Company has provided to Acquirer true and complete copies of any authorized Tax Authority letter or ruling issued with respect to any such Company Employee Plans.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state law and the Company and each Company Subsidiary has materially complied with the requirements of such COBRA and any Applicable Law. Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by Applicable Law (including ERISA and the Code), and the Company, each Company Subsidiary and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company, any Company Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Company Balance Sheet Date). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan, the Company, each Company Subsidiary and each ERISA Affiliate has at all times timely made deposits of any employee contributions, prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by any Governmental Entity. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of assets, including any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) have occurred with respect to any Company Employee Plan, (ii) no lien has been imposed under Applicable Law and none of the Company, any Company Subsidiary or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans and (iii) neither the Company nor any Company Subsidiary has made any filing in respect of such Company Employee Plan under the any voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Company Subsidiary or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.

(e) There is no Company Employee Plan that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (“International Company Benefit Arrangements”), nor any costs associated with the Specified Employee Liabilities outside of the United States unless otherwise indicated in Schedule 2.13(e). Furthermore, no International Company Benefit Arrangement has unfunded Liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Neither the Company nor any Company Subsidiary engages or employs, and has not at any time engaged or employed, any individual who provides all or substantially all of his or her services to the Company or any Company Subsidiary outside of the United States.

(f) No Company Employee Plan is, and neither the Company, any Company Subsidiary nor any of its respective ERISA Affiliates maintains, sponsors or contributes to, or has at any time maintained, sponsored or contributed to, or has any liability or obligation (fixed or contingent) with respect to (i) any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g) The Company and each Company Subsidiary is, and has been, in compliance in all respects with all Applicable Law and Contract respecting employment issues, including: discrimination or harassment in employment, termination of employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, pay slips, social security contributions, state and federal withholdings, working hours and overtime, rest periods, engaging employees through service providers, occupational safety and health and employment practices, immigration and work authorization laws, foreign employees, privacy, pension, severance, notice to employees, COVID-19 and with respect to each Company Employee Plan. To the extent that any Company Employee Plan was structured so as to be qualified under any provision of Applicable Law in any jurisdiction, no event has occurred that would cause the loss of such qualified status. The Company and each Company Subsidiary has withheld all amounts required by Applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees and duly paid them to the relevant Governmental Entities and neither the Company nor any Company Subsidiary is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Company Subsidiary has paid in full to all current and former employees, and current and former Contractors all payments, wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and Contractors. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as set forth on Schedule 2.13(g) of the Company Disclosure Letter, there are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long term disability and there are no independent contractors who may successfully claim to be employees or otherwise be considered employees of the Company or any Company Subsidiary. No independent contractor (nor any individual leased from or hired through another employer or third party via an agreement with such employer or third party to provide services to the Company or any Company Subsidiary including any contract labor) was or will be considered as an employee of the Company or any Company Subsidiary by an applicable Tax Authority or Governmental Entity. Neither the Company nor any Company Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Neither the Company nor any Company Subsidiary has any other obligations with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount and are outstanding routine payments to be made in the normal course of business and consistently with past practice. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company, any Company Subsidiary and any of their respective current or former employees or Contractors, which controversies have or would reasonably be expected to result in a Legal Proceeding. No amounts are owed by the Company or any Company Subsidiary due to salary reviews or increases or delays in salary reviews or increases. The Company and each of the Subsidiaries and any vendors through which services are rendered are in material compliance with Applicable Law with respect to any independent contractors and individuals including temporary staff providing services to the Company and/or each of the Subsidiaries under any third party or vendor arrangement.

(h) Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, all past and present employees of the Company and each Company Subsidiary have executed the Company’s standard employment agreement and standard restrictive covenants agreement. Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, no current or former employee or Contractor of the Company or any Company Subsidiary is or was engaged by the Company or such Company Subsidiary without a written agreement or did not execute an agreement concerning intellectual property, confidentiality and non-compete. The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/Contractors and the Company or any Company Subsidiary (and a true, correct and complete list of employees and/or Contractors not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, (vii) a schedule of bonus commitments made to employees of the Company and each Company Subsidiary, (viii) any agreements that deviate in any material respect from the forms provided pursuant to clause (i)–(vi), (ix) accurate and complete copies of all employee manuals and handbooks, all Company’s policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s and each Company Subsidiary’s employees and Contractors, (x) a written summary of all unwritten material policies, practices and customs of the Company and each Company Subsidiary and (xi) accurate and complete copies of all the employment agreements with the Company’s and the Company Subsidiaries’ Key Employees.

(i) Neither the Company nor any Company Subsidiary is, nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, or is otherwise required (under any law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. No collective bargaining agreement is being negotiated by the Company or any Company Subsidiary and neither the Company nor its Subsidiaries have any duty to bargain with any labor organization. There are no labor organizations representing, and to the knowledge of the Company, there are no labor organizations purporting to represent or seeking to represent, any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is or has ever been a member of any employers’ association or organization. Neither the Company nor any Company Subsidiary has ever paid, is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize its employees. There is no, and has never been, any labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, that may interfere with the conduct of the Business. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their respective Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company or its Subsidiaries, threatened. Except as set forth on Schedule 2.13(i) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has been dismissed, furloughed or transitioned to a reduced work schedule in the 12 months immediately preceding the Agreement Date.

(j) Schedule 2.13(j) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company or any Company Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice). To the knowledge of the Company, no employee of the Company or any Company Subsidiary is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no Contractor of the Company or any Company Subsidiary is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such consultant or contractor to be providing services to the Company or any Company Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary and, to the knowledge of the Company, no employee of the Company or any Company Subsidiary intends to terminate his or her employment with the Company or any Company Subsidiary. Except as set forth in Schedule 2.13(j) of the Company Disclosure Letter, no key employee of the Company or its Subsidiaries has been dismissed in the last 12 months prior to the signing date of this Agreement. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, the employment of each of the employees of the Company and each Company Subsidiary is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept which in their case each can be terminated with a prior notice period of less than one month ) and the Company and each Company Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its at-will employees. None of the Company or any Company Subsidiary, or to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or Contractor of the Company or any Company Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Contractor of the Company or any Company Subsidiary of any terms or conditions of employment with Acquirer following the Closing.

(k) Schedule 2.13(k)(i) of the Company Disclosure Letter sets forth as of the Agreement Date a true, correct and complete list of all current employees of the Company and each Company Subsidiary, showing each such individual’s name, employing entity, hire date, position and title, visa status, work location, type of employment (whether permanent or fixed-term), classification as exempt or non-exempt, gross monthly / hourly salary, actual scope of employment (e.g., full- or part-time or temporary), prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company or any Company Subsidiary (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in 2022), deferred compensation, commissions (including calculation method and amounts received in 2022), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement, last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Other than their salaries and except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, the employees of the Company and each Company Subsidiary are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary is entitled (whether by virtue of any law, Contract or otherwise) to any benefit, entitlement or compensation that is not listed in Schedule 2.13(k)(i) of the Company Disclosure Letter. Except as set forth in Schedule 2.13(k)(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary made any promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Schedule 2.13(k)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its Contractors and, for each, name, engaging entity, location of services, governing law, term, such individual’s compensation terms, such individual’s initial date of engagement and each subsequent engagement (if applicable), the notice or termination provisions applicable to the services provided by such individual. Except as set forth on Schedule 2.13(k)(ii) of the Company Disclosure Letter, all Contractors can be terminated on notice of one month or less to the Contractor. According to the Contractors agreements with the Company and its Subsidiaries, no Contractor is entitled to any rights under applicable labor laws. All current and former Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary engages any personnel through manpower agencies. Except as set forth in Schedule 2.13(k)(ii) of the Company Disclosure Letter (and with respect to the period following December 8, 2023 until the Closing (the “Closing Period”) changes in the ordinary course of business consistent with past practice, none of which are material), neither the Company nor any Company Subsidiary has made any promises or commitments to any of its Contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits.

(l) The Company and each Company Subsidiary is and has been in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). Since its inception, (i) neither the Company nor any Company Subsidiary has effectuated a “plant closing” (as defined by the Warn Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Company Subsidiary has caused any of its employees to suffer an employment loss (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date. Neither the Company nor any Company Subsidiary has any unsatisfied Liabilities to any former Company Employees or Contractors.

(m) Except as disclosed in Schedule 2.13(m) of the Company Disclosure Letter (and with respect to the Closing Period, changes in the ordinary course of business consistent with past practice, none of which are material), there are no offer letters, employment agreements, services agreements, consultancy agreements or other agreements or arrangements entered into by the Company or any Company Subsidiary pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the Transactions, or any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company or any Company Subsidiary, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Company Subsidiary to any Person or (vi) limit the Company’s or any Company Subsidiary’s ability to terminate any Company Employee Plan. No amount paid or payable by the Company or any Company Subsidiary in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company or any Company Subsidiary by reason of Section 280G of the Code.

(n) A complete list of all categories of Specified Employee Liabilities and the aggregate amounts thereof as of the Agreement Date is set forth on Schedule 2.13(n)(i) of the Company Disclosure Letter. Other than as set forth on Schedule 2.13(n)(ii) of the Company Disclosure Letter, there are no bonus, commission, or other incentive compensation arrangements for which the Company or any Company Subsidiary has any actual or potential liabilities to any current or former Company or Company Subsidiary employees, contractors, or other service providers, other than any such plans or arrangements that provide only for purely discretionary payments.

(o) Except as set forth on Schedule 2.13(o) of the Company Disclosure Letter, (and with respect to the Closing Period, changes in the ordinary course of business, none of which is material):

(i) There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s or any Company Subsidiary’s employees; and

(ii) No Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company or any Company Subsidiary with respect to conduct relating to the Company’s or any Company Subsidiary’s workplace, no service provider of the Company nor any Company Subsidiary has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s or any Company Subsidiary’s workplace, and, to the knowledge of the Company, no service provider has been terminated from any prior employment or service for any Misconduct Claim.

(p) The Company and each Company Subsidiary maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations. Every Person who provides services to the Company or any Company Subsidiary and who requires a visa, employment pass or other required permit to work in the country in which he is employed or provides services has produced a current employment pass or such other required permit to the Company and possesses all necessary permission to remain in such country and perform services in that country and is listed in Schedule 2.13(p) of the Company Disclosure Letter.

2.14 Interested-Party Transactions. Except as set forth in Schedule 2.14 of the Company Disclosure Letter, none of the Key Employees, Critical Employees, officers or directors of the Company or any Company Subsidiary or, to the Company’s knowledge, any Company Stockholder, Company Employees or any immediate family member or other closely related Person of any officer, director, employee or stockholder of the Company or any Company Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 1% of the shares of any corporation whose shares are publicly traded). Except as set forth in Schedule 2.14 of the Company Disclosure Letter, no such Person, or any members of their immediate families or other closely related Persons, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof and for Contracts relating to the grant of Company Options or issuance of any shares of Company Capital Stock to such Persons. All trade between the Company or any Company Subsidiary and it’s or their officers, directors, employees or stockholders, members of their immediate families or other closely related Persons has been conducted on ordinary market terms (“arm’s length”). To the knowledge of the Company, no such Person, or immediate family members or other closely related Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any Company Subsidiary, except for the rights of stockholders under Applicable Law. To the knowledge of the Company, all transactions between the Company or any Company Subsidiary and interested parties that require approval pursuant to the Certificate of Incorporation or Contracts have been so approved.

2.15 Insurance. The Company and each Company Subsidiary maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, cybersecurity, and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amounts and any applicable deductible and any other material provisions, as well as all material claims made under such policies and bonds since inception. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each of the Company Subsidiaries is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. The Company has provided to Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with their legal and accounting review of the Company and each of the Company Subsidiaries (other than any such document that does not exist or is not in the Company’s or the Company Subsidiary’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation or equivalent organizational or governing documents of the Company and each Company Subsidiary, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board (or the equivalent body of each of the Company Subsidiaries), committees of the Board (or the equivalent body of each of the Company Subsidiaries) and the Company Stockholders, consents, actions and meetings, (iv) the share ledger, journal and other records reflecting all share issuances and transfers and all stock option and warrant grants and agreements of the Company and each Company Subsidiary and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any of the Company Subsidiaries, or any securities of the Company, and all applications for such permits, orders and consents. The minute books of the Company and each Company Subsidiary provided to Acquirer contains a true, correct and reasonably complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company and each Company Subsidiary through the Agreement Date. The books, records and accounts of the Company and each Company Subsidiary (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and each Company Subsidiary and (D) accurately and fairly reflect the basis for the Financial Statements.

2.17 Material Contracts.

(a) Schedules 2.17(a)(i) through (xxii) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party that are in effect on the Agreement Date (collectively, including if entered into after the Agreement Date in compliance with the terms and conditions of this Agreement, “Material Contracts”):

(i) any Contract with a (A) Significant Customer or (B) Significant Supplier;

(ii) any Contract with a customer that has materially deviated from the Company’s standard form of customer agreement or terms of service, copies of which have been made available to Acquirer;

(iii) any dealer, reseller, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, resell, distribute, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business;

(iv)   (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment by the Company or any Company Subsidiary of royalties to any other Person;

(v) any agreement or Contract providing for the payment of compensation or benefits (including any accelerated vesting) upon any termination of employment or service, or in connection with the Transactions, with any current or former employees under which the Company or any Company Subsidiary has any actual or potential Liability;

(vi)   any separation agreement or severance agreement with any current or former employees under which the Company has any actual or potential Liability;

(vii) any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any other Transaction or any Contract that is entered into in connection with this Agreement;

(viii) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights, rights of first refusal, rights of first negotiation or any similar rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company-Owned Data or which would otherwise restrict the Company from freely setting prices for the Company Products, (B) containing any non-competition covenants or other restrictions relating to the Company Products, Company Intellectual Property or Company-Owned Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (III) solicit the services or business of any Person, (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.13(k) of the Company Disclosure Letter;

(ix)   any Company Intellectual Property Agreement (A) where the Company or any Company Subsidiary grants any license, covenant not to sue or other rights under any Intellectual Property Rights to any Person, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice on the Company’s or any Company Subsidiary’s standard form of customer contract (a copy of which has been made available to Acquirer); (B) where the Company or any Company Subsidiary obtains or receives any license, covenant not to sue or other rights under any Intellectual Property Rights from any Person, including any Contracts under which the Company or any Company Subsidiary acquires any right or license to any Third-Party Content; provided that for the purposes of this Section 2.17(a)(ix)(B), neither the Company nor any Company Subsidiary is required to disclose: (I) Contracts for Third-Party Intellectual Property licensed to the Company or any Company Subsidiary that is generally, commercially available software and (a) is not material to the Company or any Company Subsidiary, (b) has not been modified or customized for the Company or any Company Subsidiary and (c) is licensed for an annual fee under $10,000, and (II) contracts for the license of Open Source Materials; and (C) that is not otherwise covered under the foregoing clauses (A) and (B);

(x) any Standards Bodies Agreement;

(xi)   any settlement agreement with respect to any Legal Proceeding entered into subsequent to January 1, 2018;

(xii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Interests of the Company or any Company Subsidiary, in each case, any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter;

(xiii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xiv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xv) any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xvi) any Contract for capital expenditures in excess of $100,000 per annum;

(xvii) any Contract pursuant to which the Company or any Company Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;

(xviii) any Contract with any investment banker, broker, advisor or similar party;

(xix) any Contract pursuant to which the Company or any Company Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any Equity Interest or other material ownership interest in any other Person;

(xx) any Contract relating to the Processing of Personal Data or Company Data;

(xxi) any Contract with any Governmental Entity or any Company Authorization; and

(xxii) any other oral or written Contract or obligation not listed in clauses (i) through (xxix) that individually had or has a value or payment obligation in excess of $250,000 annually or is otherwise material to the Company, any Company Subsidiary or its or their respective businesses, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. The Company or the applicable Company Subsidiary has materially performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law and equity governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or any of the Company Subsidiaries or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of the Company Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. No Material Contract contains any termination for convenience provision that would give the other party the right to terminate such Contract (whether or not the Company was then in breach of its obligations under the Contract). The Company has not received any notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract (including under a force majeure or similar provision,). True, correct and complete copies of all Material Contracts have been provided to Acquirer at least three Business Days prior to the Agreement Date.

2.18 Transaction Fees. Except as set forth on Schedule 2.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, nor shall Acquirer, the Merger Subs or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.19 Anti-Corruption Law. None of the Company, any of the Company Subsidiaries, or any of its or their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company or such Company Subsidiary, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (1) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or (2) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

2.20 Environmental, Health and Safety Matters. Each of the Company and the Company Subsidiaries is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its or their business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any of the Company Subsidiaries are not, or that it’s or their business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any of the Company Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or any of the Company Subsidiaries with respect to Environmental, Health and Safety Requirements.

2.21 International Trade Control Laws.

(a) Neither the Company, any of the Company Subsidiaries nor any of its officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of the Company Subsidiaries, is currently, or has been since the Company’s or the relevant Company Subsidiary’s inception: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or owned by a Person organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of the Company Subsidiaries, or (iv) otherwise in violation of applicable Sanctions Laws, Export Controls, or U.S. Anti-boycott Laws (collectively, “Trade Controls”).

(b) The Company has conducted its export transactions in accordance in all respects with all Applicable Laws regulating exports, including applicable provisions of United States export and re-export controls, including the Export Control Reform Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of States. To the knowledge of the Company, the Company does not use or develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under Applicable Law.

(c) Since the Company’s inception, the Company has not (i) received from any Governmental Entity or any other Person any written notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Entity or (iii) conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company has maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls, including Sanctioned Person screening tools and Sanctioned Country geolocation blocking tools and other necessary and appropriate tools, resources, and procedures to prevent prohibited dealings with any Sanctioned Person or in any Sanctioned Country or transactions that otherwise violate Trade Controls.

2.22 Customers. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any outstanding material disputes concerning any Company Products with any direct customer of the Company or any Company Subsidiary who for the 12-month period preceding October 30, 2023, was one of the 15 largest sources of revenue for the Company and each Company Subsidiary, based on amounts paid or payable to the Company or any of the Company Subsidiaries with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer and the amount of revenue received from such Significant Customer for the applicable period is listed on Schedule 2.22 of the Company Disclosure Letter. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or the applicable Company Subsidiary (or Acquirer), after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer) (in each case, other than information received after December 8, 2023).

2.23 Suppliers. Neither the Company nor any Company Subsidiary has any outstanding material disputes concerning products and/or services provided by any supplier, vendor or licensor who, for the 12-month period preceding October 30, 2023, was one of the 10 largest suppliers of products and/or services to the Company and each Company Subsidiary, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company or any of the Company Subsidiaries with respect to any Significant Supplier and, to the knowledge of the Company there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company or any of the Company Subsidiaries. Each Significant Supplier and the amount paid to such Significant Supplier for such period is listed on Schedule 2.23 of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Company Subsidiary (or Acquirer), after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any Company Subsidiary (or Acquirer) (in each case, other than information received after December 8, 2023). The Company and each Company Subsidiary has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company or any Company Subsidiary will not continue to have such access on commercially reasonable terms.

Article III
Representations and Warranties of Acquirer, Merger Sub I and Merger Sub II

Acquirer represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Acquirer, Merger Sub I and Merger Sub II is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. None of Acquirer, Merger Sub I and Merger Sub II is in violation of any of the provisions of its certificate of incorporation or certificate of formation, as applicable, or bylaws or equivalent organizational or governing documents.

3.2 Authority; Non-contravention.

(a) Each of Acquirer, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer, Merger Sub I and Merger Sub II. This Agreement has been duly executed and delivered by each of Acquirer, Merger Sub I and Merger Sub II and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer, Merger Sub I and Merger Sub II, enforceable against Acquirer, Merger Sub I and Merger Sub II, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Acquirer, Merger Sub I and Merger Sub II do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, Merger Sub I and Merger Sub II, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

(c) No consent, approval, Order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity, is required by or with respect thereto in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such consents, approvals, Orders, authorizations, registrations filings or notices as may be required under applicable securities laws, and (ii) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not prevent, materially alter or delay Acquirer’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Merger or any of the Transactions or to perform their respective obligations under this Agreement.

Financing. Acquirer will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Acquirer to consummate the Merger at the Closing upon the terms contemplated by this Agreement.

3.3 Nasdaq Compliance. Acquirer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Exchange.

3.4 Issuance of Shares. The shares of Acquirer Common Stock issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Securityholders herein and in the other Transaction Documents, will be duly authorized and issued, fully paid, non-assessable, issued in compliance with Applicable Law, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents, any stock restriction agreement entered into between Acquirer and any Company Stockholder, the certificate of incorporation of Acquirer, the bylaws of Acquirer and under Applicable Law.

Article IV
Conduct Prior to the Closing

4.1 Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing (the “Interim Period”), the Company shall, and cause each of the Company Subsidiaries to, except as (i) expressly set forth on Schedule 4.1 of the Company Disclosure Letter, (ii) expressly contemplated by the terms of this Agreement or (iii) with the prior written consent of Acquirer:

(a) conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with Applicable Law (except to the extent expressly provided otherwise in this Agreement);

(b) (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its obligations when due, (iii) use its commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c) promptly notify Acquirer of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Section 6.1 or Section 6.3 to not be satisfied; and

(d) assure that each new Contract it enters into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger.

4.2 Restrictions on Conduct of the Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the Interim Period, the Company shall not, and shall cause each of the Company Subsidiaries not to, do, cause or permit any of the following, except as (i) expressly set forth on Schedule 4.2 of the Company Disclosure Letter, (ii) expressly contemplated by the terms of this Agreement or (iii) with the prior written consent of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) Charter Documents. Amend its or their certificate of incorporation or equivalent organizational or governing documents (other than pursuant to the Charter Amendment);

(b) Dividends; Changes in Capital Stock. Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its share capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract or (B) a Contract requiring a novation or consent in connection with the Merger, or (ii) violate, or terminate any of its Material Contracts; or (iii) amend or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose or agree to the issuance, delivery or sale of, or purchase or propose or agree to the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares or other convertible securities, other than (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors (other than Call Center Personnel), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any personnel of the Company or any of the Company Subsidiaries (other than Call Center Personnel), (iii)  enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company or any of the Company Subsidiaries in the ordinary course of business) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money or otherwise modify in any material respect any loan previously granted;

(g) Intellectual Property. Acquire or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property (other than non-exclusive licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company, any Company Subsidiary or any contractor or commercial partner of the Company or any of the Company Subsidiaries) (other than providing access to Company Source Code to current employees and consultants of the Company or any of the Company Subsidiaries involved in the development of the Company Products on a need-to-know basis, consistent with past practice and subject to confidentiality agreements);

(h) Registered Intellectual Property. Take any action regarding a patent, patent application or other Intellectual Property Right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business and consistent with past practice;

(i) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities or that grants rights of first refusal, rights of first negotiation or similar rights to any third party, or that expressly limits the rights of the Company or any of the Company Subsidiaries to purchase or otherwise obtain any components, supplies, equipment, parts, Intellectual Property or services;

(j) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and non-exclusive licenses of Company Products in the ordinary course of business or enter into any Contract with respect to the foregoing;

(k) Indebtedness. Other than borrowing under the Pac West Facility in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities, warrants or other rights to acquire debt securities, or assume, endorse or otherwise guarantee any debt securities of others;

(l) Leases. Enter into any operating lease requiring payments in excess of $25,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Payment of Obligations. Pay, discharge or satisfy (A) any amounts due under any promissory note issued by the Company or any of the Company Subsidiaries to any Person who is an officer or director of the Company or any of the Company Subsidiaries as of the Agreement Date or (B) any claim or Liability in excess of $100,000 arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses,

(n) Cash Management. (i) Make any material change in the cash management practices or policies of the Company or any Company Subsidiary, (ii) make any material change with respect to the collection of accounts receivable, establishment of reserves for uncollectible receivables, accrual of accounts receivable, purchase of inventory and supplies, repairs and maintenance, pricing and credit practices, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits or otherwise accelerate the collection of accounts receivable or realization of other current assets or defer the payment of any accounts payable or (iii) give any discount, accommodation or other concession other than in the ordinary course of business in order to accelerate or induce the collection of any receivable;

(o) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000;

(p) Insurance. Materially change the amount of any insurance coverage;

(q) Termination or Waiver. Terminate or waive any right of substantial value;

(r) Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, except to the extent necessary to meet the requirements of such Section, regulations or guidance, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant, (iv) increase the salaries, wage rates or fees of its employees or consultants other than increases required by Applicable Law or increases in the ordinary course of business consistent with past practice for Call Center Personnel, (v) incur Specified Employee Liabilities beyond those incurred in the ordinary course of business, or (vi) add any new members to the Board;

(s) Severance Arrangements. Other than the Severance Agreement, grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(t) Lawsuits; Settlements. (i) Commence a Legal Proceeding other than (A) in such cases where it in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of its business; provided that it consults with Acquirer prior to the commencement of such Legal Proceeding or (B) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened Legal Proceeding or other dispute;

(u) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or otherwise adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization;

(v) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state or non-U.S. income Tax Return or any other material Tax Return, file any amendment to a federal, state or foreign non-U.S. Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of the Company Subsidiaries existing on the Closing Date;

(w) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;

(x) Real Property. Enter into any Contract for the purchase, sale or lease of any real property;

(y) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(z) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(aa) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company or any of the Company Subsidiaries (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Company Disclosure Letter; and

(bb) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (aa) in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 6.3(a) would not be satisfied) or prevent the Company or any of the Company Subsidiaries from performing or cause the Company or any of the Company Subsidiaries not to perform one or more covenants required hereunder to be performed by the Company or any of the Company Subsidiaries (such that the condition set forth in Section 6.3(b) would not be satisfied).

4.3 Consent of Acquirer. Requests for Acquirer’s written consent to take an action that would be prohibited pursuant to Section 4.2 without the written consent of Acquirer may be requested by the Company by sending an e-mail to [*] (with a copy to [*] and [*]) or such as other persons as may be identified by Acquirer from time to time as their respective successors. For purposes of Section 4.2, “the written consent of Acquirer” shall include an affirmative response via e-mail from one or more of the individuals listed above.

Article V
Additional Agreements

5.1 No Solicitation.

(a) During the Interim Period, neither the Company nor any Company Subsidiary shall, nor will any of them authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. The Company shall, and shall cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative of the Company or any Company Subsidiary (whether in his, her or its capacity as such or in any other capacity) takes any action that the Company is obligated pursuant to this Section 5.1(a) not to authorize or permit such Person to take, or to otherwise restrict, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.1.

(b) The Company shall immediately (and in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company or any Company Subsidiary (or, to the knowledge of the Company, by any of its or their respective Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or any Company Subsidiary or for access to any of the properties, books or records of the Company or any Company Subsidiary by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.2 Stockholder Approval.

(a) The Company shall take all action necessary in accordance with this Agreement, Delaware Law, its certificate of incorporation and its bylaws to secure the Company Stockholder Approval as promptly as practicable and, in any event, within eight hours following the execution of this Agreement. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.2(a) shall not be affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Written Consent and Stockholder Agreement from each Company Stockholder.

(b) The Board shall not withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement.

(c) Without limiting the generality of the foregoing, promptly (and in any case within three days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail or deliver to each Company Stockholder that has not previously executed the Written Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228 of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of Delaware Law, together with a copy of Section 262 of Delaware Law and (iii) an information statement to the Company Stockholders in connection with the solicitation of their signatures to the Written Consent. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer. Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under Delaware Law in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

5.3 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to cooperate in the preparation of the notifications and responses to the request of enquiries related to such conditions, to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

5.4 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a letter agreement regarding Confidential Information, dated as of July 31, 2023 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity, stock exchange or administrative agency to the extent necessary or advisable in compliance with Applicable Law or stock exchange requirement.

(b) Each of the Company and the Company Stockholders shall not, and shall cause each of their Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer. Notwithstanding anything to the contrary herein, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (to the extent each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and any Legal Proceeding before a Governmental Entity in connection with the enforcement of any right or remedy related to this Agreement to the extent such Governmental Entity legally requires such disclosure. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Acquirer may, in its reasonable discretion, determine, including as may be required by Applicable Law.

5.5 Access to Information. During the Interim Period, the Company will afford to Acquirer and its authorized Representatives such access as Acquirer may reasonably request to the facilities, offices, properties, technology, processes, books, business and financial records and internal financial statements, business plans, budgets and projections, personnel records and the workpapers of the Company’s and the Company Subsidiaries’ independent accountants, and otherwise provide such assistance as may be reasonably requested by Acquirer in order that Acquirer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of the Company and any of the Company Subsidiaries. No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.6 Spreadsheet. The Company shall prepare and deliver to Acquirer a spreadsheet (the “Spreadsheet”) in the form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date, setting forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(a) the names of all Company Stockholders, Company RSU Holders, Company Phantom Holders, and Company Optionholders, and their respective street and e-mail addresses, telephone number (if available), and taxpayer identification numbers (if any);

(b) the number, class and kind of shares of Company Capital Stock held by, or subject to the Company Options, Company Phantom Units or Company RSUs held by, such Persons and, in the case of outstanding shares, the respective certificate numbers;

(c) the calculation of the Aggregate Cash Consideration, Aggregate Consideration, Aggregate Series A Consideration, Aggregate Series B Consideration, Aggregate Series B1 Consideration, Aggregate Series B2 Consideration, Aggregate Stock Consideration, Cash Holdback Amount, Cash Percentage, Net Series A Value, Net Series B Value, Net Series B1 Value, Per Share Series A Cash Consideration, Per Share Series A Stock Consideration, Per Share Series B Cash Consideration, Per Share Series B Stock Consideration, Per Share Series B1 Cash Consideration, Per Share Series B1 Stock Consideration, Per Share Series B2 Cash Consideration, Per Share Series B2 Stock Consideration, Remaining Series A Aggregate Liquidation Preference, Series A Value, Series B Value, Series B1 Value, Stock Holdback Amount, Stock Percentage, Total Company Common Stock, Total Company Series A Stock, Total Company Series B Stock, Total Company Series B1 Stock, Total Company Series B2 Stock;

(d) the amount of cash and the number of shares of Acquirer Common Stock payable and/or issuable to each Company Securityholder in exchange for the shares of Company Capital Stock held by such Person on a per issuance basis;

(e) in respect of any shares of Company Capital Stock that are “covered securities” within the meaning of Section 6045(g)(3) of the Code, the basis and holding period information described in Section 6045(g)(2)(A) of the Code;

(f) each Holdback Indemnifying Party’s Cash Pro Rata Share of the Cash Holdback Amount (expressed both in cash and as a percentage) and Stock Pro Rata Share of the Stock Holdback Amount (expressed both in shares and as a percentage); and

(g) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer.

5.7 Expenses. Whether or not the Merger is consummated, and except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense.

5.8 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than four Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than two Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate or the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.8. Without limiting the generality or effect of the foregoing or Section 5.5, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.

5.9 Termination of Company Plans. Effective as of the day immediately preceding the Closing Date, the Company shall adopt resolutions by the Board to terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) Plan shall not be terminated) and any other Company Employee Plans requested by Acquirer to be terminated. The Company shall provide Acquirer with evidence that such Company Employee Plan(s), including the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company shall also take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of any of the Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.

5.10 Tax Matters.

(a) Each of Acquirer, the Company Stockholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns, the preparation of any tax opinion with respect to the Merger or other Transactions and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company Stockholders and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Governmental Entity.

(b) The Company shall cause each Company Stockholder to further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Merger or other transactions contemplated by this Agreement.

(c) The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the parties hereto shall take all commercially reasonable actions to cause the Merger to so qualify. Further, the parties hereto shall cause all Tax Returns to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by a Tax Authority following an audit or examination in which reorganization treatment was defended diligently and in good faith. Neither Acquirer nor Merger Subs makes any warranties or provides any indemnities to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.

(d) If a notice of deficiency or adverse Tax assessment or demand is received by the Company from the competent Governmental Entity under Applicable Law that may require any payment or settlement of a Tax claim, the Company undertakes to, and is required to, fulfill and make good any Tax payable or amounts outstanding, and pursue all such other measures, so as not to have the Transaction be treated as void or disputable by such Governmental Entity under Applicable Law.

(e) Sales and Use Taxes; Voluntary Disclosures. The parties hereto acknowledge and agree that the Holdback Amount is being set aside partially to provide for remediation, if any is necessary or advisable in the sole discretion of Acquirer, of the Company’s or any Company Subsidiary’s Liabilities for sales, use and other similar Taxes (together with any interest, penalties and out-of-pocket expenses association with the correction thereof) for the Pre-Closing Tax Period (the “Sales Tax Liability”). For clarity, Sales Tax Liability excludes taxes based on income. Notwithstanding anything to the contrary herein, Acquirer may, in its sole discretion, enter into one or more voluntary disclosure or similar state and local programs for Sales Tax Liability (“VDAs”) to remediate the Company’s or any Company Subsidiary’s Sales Tax Liability in one or more state and local jurisdictions. Acquirer shall provide the Stockholders’ Agent a copy of the initial VDA that is submitted to a state or local jurisdiction. Any Taxes, together with penalties, interest, and filing fees incurred or paid by Acquirer after the Closing (and reasonable advisory fees) incurred in connection with such a VDA shall be treated as Pre-Closing Taxes and indemnifiable pursuant to Article VIII, subject to the limitations and caps set forth therein. Acquirer may correct and pay any Sales Tax Liability without further notice or any consent from the Stockholders’ Agent (“Discretionary VDA Amounts”); provided that the aggregate amount of such Discretionary VDA Amounts do not exceed the Sales Tax Holdback Amount. In the event of any audit, VDA or other administrative or judicial proceeding concerning the Company’s or any Company Subsidiary’s Sales Tax Liability in which the aggregate amount to be indemnified pursuant to all such audits, VDAs or other administrative or judicial proceedings would reasonably be expected to exceed the Sales Tax Holdback Amount, Acquirer shall not settle or resolve any such proceeding to the extent in excess of the Sales Tax Holdback Amount without the Stockholders’ Agent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned). If any claim or demand for the Sales Tax Liability is asserted by any Tax Authority, Acquirer shall notify the Stockholder’s Agent of such claim or demand within a reasonable period of time of receipt thereof; provided that failure to give such notice shall not limit the Indemnified Persons’ rights to indemnification unless the Stockholders’ Agent is actually prejudiced thereby. Acquirer shall control any administrative or judicial proceeding with respect to Taxes of the Company or any Company Subsidiary in its sole discretion. In the event of any conflict with the provisions of Section 8.7, this Section 5.10(e) shall govern; provided that the aggregate liability of Indemnifying Parties for Sales Tax Liability is capped at an amount equal to the Sales Tax Liability Cap.

(f) The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Acquirer Common Stock to be received by the holders of Company Capital Stock pursuant to the transactions contemplated by this Agreement, (A) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 30 consecutive trading days ending on the date that is one trading day immediately preceding the Agreement Date; (C) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the Nasdaq Global Select Market; and (D) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance L.P.

5.11 280G Stockholder Approval. Prior to the Closing, the Company shall obtain and deliver to Acquirer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Acquirer (but in no event less than three Business Days prior to the Closing), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer (and which documentation shall be subject to Acquirer’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of shares of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers.

5.12 Director and Officer Indemnification.

(a) If the Closing occurs, then until the sixth anniversary of the Closing Date, Acquirer will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers as of immediately prior to the Closing (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and set forth in Schedule 5.12 of the Company Disclosure Letter and pursuant to the Certificate of Incorporation, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims relating to or arising out of acts or omissions occurring at or prior to the Closing that are asserted after the Closing; provided that Acquirer’s and the Surviving Entity’s obligations under this Section 5.12(a) shall not apply to (i) any claim or matter that relates to any Fraud or any willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article XIII.

(b) At or prior to the Closing, the Company shall purchase directors and officers tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date.

5.13 Third-Party Consents; Notices; Terminated Agreements.

(a) If and to the extent requested by Acquirer, the Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) of the Company Disclosure Letter and under any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) of the Company Disclosure Letter if entered into prior to the Agreement Date.

(b) The Company shall give all notices and other information required to be given to the employees of the Company and the Company Subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of the Company Subsidiaries, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and any other Applicable Law in connection with the Transactions.

(c) Prior to the Closing, the Company shall cause each of Required Terminations, if any, to be terminated on or prior to the Closing Date, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Closing. Upon the Closing, the Company shall have paid all amounts owed under the Required Terminations (as a result of the termination of the Required Terminations or otherwise) such that neither the Company nor any Company Subsidiary shall have any Liability under any agreement that is a Required Termination following the Closing Date.

5.14 Notification of Certain Matters. The Company shall give prompt notice to Acquirer of the occurrence or non-occurrence of any event that is reasonably likely to cause a breach of a representation, warrant or covenant set forth herein; provided that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect any remedies available to Acquirer. No disclosure by the Company pursuant to this Section 5.14, however shall be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.

5.15 Stockholder Agreements; Cashed Out Common Cancellation Agreement. The Company shall use its commercially reasonable efforts to cause each Company Stockholder to deliver an executed Stockholder Agreement at least two Business Days prior to the Closing. Notwithstanding the delivery of Stockholder Agreement to Acquirer prior to the Closing, any Company Stockholder may, in the reasonable discretion of Acquirer, be deemed an “Accredited Investor,” or an “Unaccredited Investor” for purposes of this Agreement. At least five Business Days prior to the Closing, the Company shall deliver to each Company Common Stockholder a Cashed Out Common Cancellation Agreement and shall use its commercially reasonable efforts to cause each Company Common Stockholder to deliver an executed Cashed Out Common Cancellation Agreement at least two Business Days prior to the Closing.

5.16 Employees and Contractors. With the exception of the Key Employees and Critical Employees, none of Acquirer, the Company, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates shall have any obligation to make an offer of continued employment or engagement to any Company Employee or Company Contractor. The Company will consult with Acquirer and will coordinate with Acquirer the communications to the Company Employees and/or Company Contractors prior to sending any notices or other communication materials to the Company Employees and/or Company Contractors (or any of them). Other than Call Center Personnel, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to enter into a legally enforceable general waiver and release of claims with any Company Employee that is terminated by the Company or a Company Subsidiary that otherwise ceases, or indicates that he or she plans to cease, employment or service with the Company or applicable Company Subsidiary during the Interim Period or within 90 days after Closing.

5.17 Retention Pool. Acquirer will establish a retention pool for the Critical Employees in an aggregate amount of $4,000,000 (the “Retention Pool”), pursuant to which Critical Employees will be granted a mix of cash awards and/or a number of Acquirer RSUs determined by dividing the Retention Pool by the Acquirer Stock Price. The Retention Pool shall be allocated and vest in accordance with Schedule F. In the event that any Critical Employee who is allocated a portion of the Retention Pool terminates service with Acquirer or the Company prior to any portion of the Retention Pool vesting, such unvested portion shall be forfeited and no reallocation of such forfeited portion of the Retention Pool shall occur.

5.18 Earnout. From and after the Closing, (i) Acquirer and its Affiliates have the right to operate the Surviving Corporation and Surviving Entity (and all components of their Business) in the manner they believe to be appropriate in their discretion, (ii) Acquirer and its Affiliates are not obligated to operate the Surviving Corporation and Surviving Entity (or any component of their Business) in order to achieve the issuance of the Earnout Payment or Earnout Amount, (iii) the Earnout Payment and Earnout Amount is speculative, there is no assurance that the Company Series A Stockholders or Company Common Stockholders will receive the Earnout Payment or Earnout Amount and Acquirer has neither promised nor projected any Earnout Payment or Earnout Amount, and any such assurance, promise or projection is hereby disclaimed, and (iv) nothing in this Agreement prohibits Acquirer or its Affiliates (including the Surviving Corporation following the Effective Time and Surviving Entity following the Second Effective Time) from engaging in any business or opportunity or acquiring, entering into joint ventures, investing in or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Surviving Corporation or Surviving Entity; and (v) the parties intend for the express provisions of this Section 5.18 to govern their contractual relationship with respect to the subject matter hereof; provided that notwithstanding the foregoing, Acquirer shall not take any actions, the primary business purpose of which is to deprive the Company Series A Stockholders and Company Common Stockholders from the Earnout Payment or Earnout Amount.

5.19 Tax Status Letters. The Company will use commercially reasonable efforts to obtain a tax status letter from the Colorado Department of Revenue prior to Closing.

5.20 Do Not Sell. The Company will use commercially reasonable efforts prior to Closing to implement a valid cookie consent mechanism and “Do Not Sell or Share My Personal Information” link on the Company’s website that comply with applicable Privacy Laws in all relevant jurisdictions, including the CCPA and PIPEDA, in a form mutually agreed by Company and Acquirer.

5.21 Cancellation Agreements. The Company will use commercially reasonable efforts to obtain and deliver one Business Day in advance of Closing (i) a Phantom Unit Cancellation Agreement in the form attached hereto as Exhibit L (“Phantom Unit Cancellation Agreement”) from each Company Phantom Holders and (ii) a RSU Cancellation Agreement in the form attached hereto as Exhibit M (“RSU Cancellation Agreement”) from each Company RSU Holders.

5.22 144 Assistance. Upon written request of a Company Stockholder, Acquirer shall provide commercially reasonable assistance to such Company Stockholder with respect to sales of shares of Acquirer Common Stock issued to such Company Stockholder pursuant to the Transactions in compliance with Rule 144 and other Applicable Law; provided that Acquirer shall not be required to provide a greater standard assistance than the standard of assistance it provides to other holders of restricted securities.

Article VI
Conditions to the Mergers

6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Orders; Illegality. No Order issued by any Governmental Entity of the United States of competent jurisdiction preventing the consummation of the Merger shall be in effect, and no Applicable Law in the United States shall have been enacted that prohibits, makes illegal or enjoins the consummation of the Merger.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants.

(i) Each of the representations and warranties made by Acquirer in herein shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(ii) Acquirer shall have performed and complied in all material respects with each of the covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(a).

6.3 Additional Conditions to the Obligations of Acquirer, Merger Sub I and Merger Sub II. The obligations of Acquirer, Merger Sub I and Merger Sub II to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a) Representations Warranties.

(i) Each of the representations and warranties made by the Company (other than the Fundamental Representations and the representation and warranty contained in Section 2.5(b)) herein shall be true and correct in all material respects (disregarding all materiality and “Material Adverse Effect” qualifiers contained therein) on and as of the Agreement Date and on and as of the Closing Date (except where the failure to be true and correct on and as of the Closing Date due to an event or action occurring after December 8, 2023 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(ii) Each of the Fundamental Representations made by the Company herein shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

(b) Covenants. The Company shall have performed and complied in all material respects with each of the covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.

(c) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(b); provided that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth on the Company Closing Financial Certificate or the Spreadsheet or any of the other agreements, instruments, certificates or documents set forth in Section 1.3(b) is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.

(d) No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding (i) seeking a material amount of damages, (ii) challenging the Merger or the other Transactions or (iii) seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Company. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer’s ownership, conduct or operation of the Business, following the Closing shall be in effect, nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, any antitrust restraint or any other injunction, restraint or material damages in connection with the Merger or the other Transactions.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company and the Company Subsidiaries since the Agreement Date.

(f) Charter Amendment. The Company shall have filed an amendment to its Certificate of Incorporation substantially in the form attached hereto as Exhibit N (the “Charter Amendment”) with the Delaware Secretary of State and such Charter Amendment shall continue to be in full force and effect as of the Closing.

(g) Employees.

(i) Each Key Employee and Critical Employee shall have signed a Key Employee Offer Letter or a Critical Employee Offer Letter, as applicable and a Non-Competition Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements and each Key Employee and Critical Employee shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall become Continuing Employees.

(ii) Each Key Employee shall have signed a Revesting Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements.

(iii) No fewer than 85% of the full-time employees of the Company (other than the Key Employees, Critical Employees and Call Center Personnel) shall have remained continuously employed with the Company or the Company Subsidiaries from the Agreement Date through the Closing and no action shall have been taken by any such individual to terminate their employment with the Company.

(h) The Aggregate Series A Consideration as of the Closing shall be an amount greater than the Holdback Amount.

Article VII
Termination of Agreement

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger and the other Transactions abandoned by authorized action taken by the terminating party:

(a) by the mutual written consent of Acquirer and the Board;

(b) by either Acquirer or the Company, if the Closing shall not have occurred for any reason on or before 11:59 pm Pacific Time on January 15, 2024, or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquirer or Company if a Governmental Entity of the United States shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(d) by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of the Company herein, and such inaccuracy or breach shall not have been cured within ten Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied; provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured, (ii) there shall have been a Material Adverse Effect or (iii) the Company shall have materially breached Section 5.1 or Section 5.2, (iv) a Governmental Entity has enacted any antitrust restraint; or (v) the Company Stockholder Approval is not delivered to Acquirer within eight hours following the execution of this Agreement;

(e) by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within ten Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied; provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured; and

(f) by Acquirer, if between the date hereof and the Closing, a Material Adverse Effect occurs with respect to the Company and the Company Subsidiaries, taken as a whole.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.4 (Confidentiality; Public Disclosure), Section 5.7 (Expenses), this Section 7.2 (Effect of Termination), Section 8.6 (Stockholders’ Agent), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any Fraud or any willful and material breach of such party’s representations, warranties, covenants, agreements or obligations contained herein.

Article VIII
Holdback Fund and Indemnification

8.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

(a) “Company Fraud” means any Fraud by the Company, any Company Subsidiary or any of their respective Representatives in connection with the Transactions.

(b) “Fundamental Indemnification Matters” means (i) each of the Indemnifiable Matters set forth in Section 8.2(a) (except for General Representation Matters and Special Representation Matters) and (ii) each Personal Indemnification Matter.

(c) “Fundamental Representations” means the (i) means the representations and warranties made by the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Sections 2.3(a) (Authority), Section 2.12 (Taxes) and Section 2.18 (Transaction Fees) of this Agreement and (ii) certifications, representations and warranties made by the Company in any certificate (other than the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement except to the extent relating to the accuracy of the General Representations and Special Representations.

(d) “General Representations” means the representations and warranties set forth in Article II and the Company Disclosure Letter, except for the Fundamental Representations and the Special Representations.

(e) “Indemnifiable Damages” means any and all losses, liabilities, claims, damages, fees, costs and expenses, including costs of investigation, costs of defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals.

(f) “Indemnified Person” mean each of Acquirer, Sub, the Surviving Corporation, the Surviving Entity and their subsidiaries, officers, directors, agents and employees, and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (collectively, the “Indemnified Persons”).

(g) “Personal Fraud” means, with respect to each Indemnifying Party, any (x) Fraud by or on behalf of the Company or any Subsidiary of which such Indemnifying Party had actual knowledge or (y) Fraud by such Indemnifying Party.

(h) “Personal Indemnification Obligations” means, with respect to each Indemnifying Party, such Indemnifying Party’s obligation to indemnify the Indemnified Persons for Indemnifiable Damages arising out of, resulting from or in connection with any Personal Indemnification Matter.

(i) “Special Representations” means the representations and warranties made by the Company in Section 2.10 (Intellectual Property) and Section 2.11 (Data Privacy and Security).

8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, the Indemnifying Parties shall (i) if such Indemnifying Party is a Holdback Indemnifying Party, jointly and severally with respect to claims for recovery from the Holdback Fund and (ii) severally (in accordance with their respective Pro Rata Shares) but not jointly for any other claims, indemnify, defend and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with the following (each matter set forth in clauses (i)- (x), an “Indemnifiable Matter”).

(i) any failure of any General Representation to be true and correct as of the Agreement Date or as of the Closing Date, except for any General Representation that speaks only as of a specific date or dates, in which case any failure of such General Representation to be true and correct as of such date or dates (each, a “General Representation Matter”);

(ii) any failure of any Special Representation to be true and correct as of the Agreement Date or as of the Closing Date, except for any Special Representation that speaks only as of a specific date or dates, in which case any failure of such Special Representation to be true and correct as of such date or dates (each, a “Special Representation Matter”);

(iii) any failure of any Fundamental Representation to be true and correct as of the Agreement Date and as of the Closing Date, except for any Fundamental Representation that speaks only as of a specific date or dates, in which case any failure of such Fundamental Representation to be true and correct as of such date or dates (each, a “Fundamental Representation Matter”);

(iv)   any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement;

(v) any matter set forth on Schedule 2.6 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or as of the Closing Date, or any other Legal Proceedings related to the Transactions (including Legal Proceedings by any then-current or former holders or alleged then-current or former holders of any equity interests of the Company (including any predecessors), arising out of, resulting from or in connection with any alleged breach of fiduciary duty);

(vi)   any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any errors in the calculation of any component of the Aggregate Consideration or the allocation thereof to Company Securityholders);

(vii) any Pre-Closing Taxes and any Taxes of any Company Securityholder (including any withholding Taxes imposed by a Tax Authority that were required to be withheld pursuant to Section 1.10 and any Taxes for which any Company Securityholder is responsible pursuant to Section 1.9), except to the extent taken into account in the calculation of the Aggregate Consideration;

(viii) the termination of any employees or other service providers of the Company or any Company Subsidiary prior to the Closing (including any Liabilities related to or arising out of any Legal Proceedings or claims brought by any employees or other service providers of the Company or any Company Subsidiary relating to any termination of employment or service prior to the Closing);

(ix)   any payments paid with respect to Dissenting Shares (including reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of any Dissenting Shares) to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.4(j) upon the exchange of such Dissenting Shares; and

(x) any Company Fraud.

(b) Each Indemnifying Party shall also indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of such Indemnifying Party to have good and valid title to the shares of Company Capital Stock, Company Options, Company Phantom Units and Company RSUs as set forth in the Spreadsheet, (ii) any breach of or default by such Indemnifying Party in connection with such Indemnifying Party’s Non-Competition Agreement or any obligation of confidentiality and (iii) any Personal Fraud (the matters set forth in clauses (i) and (ii), collectively, “Personal Indemnification Matters”).

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement will limit the remedies of an Indemnified Person against any Indemnifying Party, or the liabilities of such Indemnifying Party to any Indemnified Person, arising out of, resulting from or in connection with (i) Company Fraud; (ii) Personal Fraud or (iii) any breach of or default by such Indemnifying Party in connection with such Indemnifying Party’s Non-Competition Agreement or obligation of confidentiality.

(d) Material Adverse Effect, materiality and knowledge standards or qualifications, or qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur, in any representation, warranty or covenant shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

(e) Notwithstanding anything to the contrary herein, the obligations of the Indemnifying Parties to indemnify the Indemnified Persons pursuant to this Article VIII (the “Indemnification Obligations”) will be determined without regard to any right of indemnification, compensation, reimbursement, contribution or right of advancement from any Indemnified Person (whether based upon such Indemnifying Party’s position as an officer, director, employee or agent of the Company or any Company Subsidiary, or otherwise), and no Indemnifying Party will be entitled to any payment or setoff from any Indemnified Person or the Holdback Fund for amounts paid for indemnification under this Article VIII.

(f) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Persons shall not be limited by (i) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to a General Representation Matter, Special Representation Matter or Fundamental Representation Matter, subject to the limitations on the effect of such disclosure set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (ii) waiver of any condition to the Closing related thereto.

8.3 Limitations to the Indemnification Obligations of the Indemnifying Parties. Subject in each case to Section 8.2(c), the Indemnification Obligations will be subject to the following:

(a) Deductible. Except in the event of Company Fraud, the Indemnifying Parties will have no liability for any General Representation Matter or Special Representation Matter unless the aggregate Indemnification Obligations exceed $200,000 in the aggregate (the “Deductible”). For clarity, if the aggregate Indemnification Obligations exceed the Deductible, then the Indemnification Obligations will only include such Indemnifiable Damages in excess of the Deductible.

(b) Caps and Limitations. If the Closing occurs, subject to the terms and conditions of this Agreement, the Indemnification Obligations of each Indemnifying Party will be capped at the aggregate amount of consideration such Indemnifying Party actually receives (on a gross basis and not net of Taxes) pursuant to this Agreement (with the shares of Acquirer Common Stock received by the Indemnifying Party valued at the Acquirer Stock Price); provided that, except to extent arising out of, resulting from or in connection with Company Fraud, (i) the Indemnification Obligations of each Indemnifying Party for Indemnifiable Damages arising out of, resulting from or in connection with (A) all General Representation Matters will be capped at such Holdback Indemnifying Party’s Cash Pro Rata Share of the Cash Holdback Amount and Stock Pro Rata Share of the Stock Holdback Amount and (B) all Special Representation Matters will be capped at amount equal to 20% of the Aggregate Consideration and Earnout Amount such Indemnifying Party actually receives or becomes issuable (on a gross basis and not net of Taxes) and (ii) the aggregate liability of Indemnifying Parties for Sales Tax Liability is capped at an amount equal to the Sales Tax Liability Cap.

(c) Survival; Claims Periods. The Indemnification Obligations of the Indemnifying Parties in respect of (i) General Representation Matters will continue with respect to all Officer’s Certificates delivered to the Stockholders’ Agent on or prior to end of the Holdback Period, (ii) Special Representation Matters will continue with respect to all Officer’s Certificates delivered to the Stockholders’ Agent on or prior to the date that is two years following the Closing and (iii) Fundamental Indemnification Matters will continue with respect to all Officer’s Certificates delivered to the Stockholders’ Agent on or prior to the date that is the later of (a) six years following the Closing and (b) the expiration of the applicable statute of limitations (as applicable to such matter, the “Claims Period”). For clarity, if an Indemnified Person delivers an Officer’s Certificate to the Stockholders’ Agent prior to the end of the applicable Claims Period, then (x) the Indemnification Obligations of the Indemnifying Parties will continue until the claims set forth in such Officer’s Certificate (as may be amended pursuant to Section 8.5(b)) are finally resolved in accordance with Section 8.5 and (y) the Indemnification Obligations of the Indemnifying Parties with respect to such claims will not be affected by the expiration of any representation, warranty or covenant.

(d) Satisfaction of Indemnification Claims.

(i) Personal Indemnified Matters. The Indemnified Persons shall only seek recovery of Indemnifiable Damages for Personal Indemnification Obligations from the applicable Indemnifying Party, subject to Section 8.4(d).

(ii) Holdback and Excess of Holdback.

(i) The Indemnified Persons shall first seek recovery from the Holdback Fund for all General Representation Matters, Special Representation Matters and Fundamental Indemnification Matters (other than Personal Indemnification Matters).

(ii) Subject to the caps set forth in Section 8.3(b), if the cash and shares of Acquirer Common Stock then held in the Holdback Fund, as applicable, is insufficient to satisfy in whole the amount of Indemnifiable Damages that become payable by an Indemnifying Party to the Indemnified Persons pursuant to this Article VIII, then each Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article VIII, pay to the Indemnified Person his, her or its Pro Rata Share, as applicable of such shortfall or, for Indemnifying Parties that are Company Series A Stockholders, Acquirer may, at its election, setoff and reduce the Earnout Payment in lieu of such payment. For all purposes of this Article VIII, shares of Acquirer Common Stock held in the Holdback Fund shall be valued at the Acquirer Stock Price.

(e) Insurance. Indemnifiable Damages shall be without duplication and shall calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums); provided that nothing set forth in this Section 8.3(e) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Indemnifiable Damages.

(f) Earnout. Notwithstanding anything to the contrary herein, Acquirer may withhold from any Earnout Payment, if the Holdback Fund has been exhausted and such Earnout Payment becomes payable and issuable pursuant to Section 1.8, an amount of cash and number of shares of Acquirer Common Stock that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification pursuant to Sections 8.2(ii)-(x) delivered to the Stockholders’ Agent on or prior to the date of payment and issuance with respect to such Earnout Payment in accordance with this Article VIII. For clarity, no withholding from any Earnout Payment may be made for any claim on any General Representation Matter. Any portion of any Earnout Payment that is withheld with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to the Company Series A Stockholders within 10 Business Days following resolution of such claims. For all purposes of this Article VIII, shares of Acquirer Common Stock payable pursuant to an Earnout Payment shall be valued at the Acquirer Stock Price.

8.4 Holdback Fund.

(a) At the Effective Time, Acquirer shall withhold the Cash Holdback Amount and Stock Holdback Amount from the Aggregate Consideration payable and issuable pursuant to Section 1.4(a) (the aggregate amount of cash and shares of Acquirer Common Stock so held by Acquirer from time to time, the “Holdback Fund”). The Holdback Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to this Article VIII.

(b) Distributions from the Holdback Fund shall only be made pursuant to (i) Section 8.5(c), (ii) a joint agreement executed by each of Acquirer and the Stockholders’ Agent (a “Joint Agreement”) or (iii) a final, non-appealable award or order of a court of competent jurisdiction in compliance with Section 9.11. All amounts released from the Holdback Fund to the Holdback Indemnifying Parties shall be made in accordance with such Holdback Indemnifying Party’s Cash Pro Rata Share and Stock Pro Rata Share.

(c) Promptly (and in any event within 10 Business Days) after the end of the Holdback Period (the “Holdback Release Date”), Acquirer (or its agent) will distribute to each Holdback Indemnifying Party such Holdback Indemnifying Party’s Cash Pro Rata Share of the cash portion of the Holdback Fund and Stock Pro Rata Share of the stock portion of the Holdback Fund, less (i) that portion of the Holdback Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy (x) all then pending unsatisfied or disputed claims for indemnification specified in any Officer’s Certificate delivered to the Stockholders’ Agent on or prior to the Holdback Release Date in accordance with this Article VIII and (y) any pending audit, VDA or other administrative or judicial proceeding concerning the Company’s or any Company Subsidiary’s Sales Tax Liability, which portion shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied and (ii) with respect to an individual Holdback Indemnifying Party, that portion of the Holdback Fund that is to be distributed to such Holdback Indemnifying Party and that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all then pending unsatisfied or disputed Personal Indemnification Claims related to such Holdback Indemnifying Party.

8.5 Claims.

(a) On or before the last day of the applicable Claims Period, Acquirer may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquirer (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, suffered, paid, reserved or accrued, or reasonably anticipates that it may incur, suffer, pay, reserve or accrue, Indemnifiable Damages;

(ii)  stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, suffered, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquirer to be incurred, suffered, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

(b) The Officer’s Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Officer’s Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering an updated or amended Officer’s Certificate, so long as the delivery of the original Officer’s Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Officer’s Certificate; provided that all claims for Indemnifiable Damages properly set forth in the original Officer’s Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Officer’s Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder.

(c) If (i) the Stockholders’ Agent accepts, by written notice to Acquirer, or does not contest any claim or claims by Acquirer made in any Officer’s Certificate on or prior to the date that is 20 days after receipt of such Officer’s Certificate, or (ii) the claim or claims by Acquirer made by Acquirer in the Officer’s Certificate relate to Discretionary VDA Amounts, then (x) the entire amount of such claim or claims set forth on such Officer’s Certificate will become payable by the Indemnifying Parties to the Indemnified Persons and (y) the total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Officer’s Certificate shall be recoverable by Acquirer pursuant to Section 8.3(d).

(d) If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Officer’s Certificate within the 20-day period referenced in Section 8.5(c), Acquirer and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection.

(e) If no such agreement can be reached during the 45-day period for good faith negotiation referenced in Section 8.5(d), but in any event upon the expiration of such 45-day period, either Acquirer (on behalf of itself or any other Indemnified Person) or the Stockholders’ Agent may make a demand for arbitration as set forth in Section 9.9 to resolve a contested claim. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(f) For the avoidance of doubt, Acquirer shall be permitted to reduce and setoff against the Holdback Fund in its sole direction for any claim or claims relating to Sales Tax up to an aggregate amount equal to the Sales Tax Holdback Amount.

8.6 Stockholders’ Agent(a). At the Closing, Bluestem Capital Company, LLC shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” means the agent for and on behalf of the Indemnifying Parties to (i) give and receive notices and communications to or from Acquirer (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the Transactions and other matters contemplated by this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Indemnifying Parties individually), (ii) authorize deliveries to Acquirer of cash and shares of Acquirer Common Stock from the Holdback Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims), (iii) object to and/or resolve such claims pursuant to Section 8.5, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Holdback Fund upon not less than 10 days’ prior written notice to Acquirer. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services.

(b) The Stockholders’ Agent shall not be liable to any Indemnifying Party for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Indemnifying Parties shall severally indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party, and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party.

(d) The excess, if any, of the Stockholders' Agent Fund after all expenses have been paid shall be distributed by the Stockholders’ Agent as determined by the Stockholders’ Agent in its sole discretion.

8.7 Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer believes may result in a claim for indemnification pursuant to this Article VIII by or on behalf of an Indemnified Person (a “Third Party Claim”), Acquirer shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any such claim, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”). The costs and expenses incurred by Acquirer in connection with any investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees and court or arbitration costs) (collectively, “Defense Costs,” which, for the avoidance of doubt, do not include a Settlement Payment itself), shall constitute Indemnifiable Damages for which the Indemnified Persons shall be indemnified to the extent an indemnification claim therefor is made under this Article VIII, whether or not it is ultimately determined that such third-party claim is itself indemnifiable under Section 8.2, and neither the Stockholders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Defense Costs. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Stockholders’ Agent of Acquirer’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event that Acquirer determines to settle or resolve any such third-party claim and make a Settlement Payment in connection therewith, Acquirer shall seek the consent of the Stockholders’ Agent to such Settlement Payment. If the Stockholders’ Agent (i) has consented to such Settlement Payment or (ii) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 15 days after a written request for such consent by Acquirer), then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determinative and binding upon the Indemnifying Parties and neither the Stockholders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Holdback Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Settlement Payment. If the Stockholders’ Agent has not consented to such Settlement Payment and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 15 days after a written request therefor, then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article VIII. If Acquirer does not elect to conduct the defense of a Third Party Claim, then Acquirer shall timely provide the Stockholders’ Agent the right to defend such claim in a manner acceptable to Acquirer at the sole expense of the Stockholders’ Agent.

8.8 Treatment of Indemnification Payments. The parties agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VIII as an adjustment to the Aggregate Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

8.9 Exclusive Remedy. Except for equitable remedies for non-monetary damages, from and after the Effective Time, the indemnification provided in this Article VIII shall constitute the sole and exclusive remedy of the Indemnified Persons for monetary damages with respect to any Indemnifiable Damages, except in the case of any claims arising out of, resulting from or in connection with any Company Fraud or Personal Fraud. For clarity, the survival periods and liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary. Nothing in this Agreement, including the limitations set forth in Section 8.3, shall limit any Indemnified Person’s rights or obligations under any other agreement entered into in connection with this Agreement.

Article IX
General Provisions

9.1 Survival of Representations, Warranties and Covenants. If the Closing occurs, (a) the representations, warranties and covenants of the Company shall survive the Closing until the expiration of latest Claims Period relating to such representation, warranty or covenant and (b) the representations, warranties and covenants of Acquirer and the Merger Subs contained in this Agreement and the other documents contemplated by this Agreement and the Transactions will expire and be of no further force or effect as of the Effective Time, except for covenants to be performed after the Effective Time, which will survive until performed.

9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquirer, to:

SoundHound AI, Inc.
5400 Betsy Ross Drive
Santa Clara, CA 94054
Attention: Nitesh Sharan, Chief Financial Officer

Chris Kelley, Head of Strategy and M&A

Email: [*]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: Kris Withrow; Zachary Portnoy

Telephone No.: [*]

Email: [*]

(ii) if to the Company, to:

Synq3, Inc.

5061 North 30th Street

Colorado Springs, CO 80919

Attention: Steve Bigari

Telephone No.: [*]
Email: [*]

with a copy (which shall not constitute notice) to:

Sparks Willson PC
24 S. Weber Street, Ste 400
Colorado Springs, CO 80903
Attention: Ben Sparks
Telephone No.: [*]
Email: [*]

(iii) If to the Stockholders’ Agent, to:

Bluestem Capital Company, LLC

101 S Phillips Ave, Suite 501

Sioux Falls, SD 57104
Telephone No.: [*]
Attention: Sandy Horst

Email: [*]

with a copy (which shall not constitute notice) to:

Sparks Willson PC
24 S. Weber Street, Ste 400
Colorado Springs, CO 80903
Attention: Ben Sparks
Telephone No.: [*]
Email: [*]

Any notice given as specified in this Section 9.2 (i) if delivered personally or sent by electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day (provided that the sender of such email does not receive a written notification of delivery failure) or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

9.3 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to a series of clauses are inclusive of the endpoint clauses (e.g., “clause (x) through (y)” is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (viii) subject to clause (ix), the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (ix) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fifth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.4 Amendment. Subject to Applicable Law, Acquirer, the Merger Subs and the Company may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by Acquirer and the Company (provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires further approval by the Company Stockholders without such further approval). To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.

9.5 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (a) prior to the Closing with respect to the Company and/or the Company Stockholders, signed by the Company, (b) after the Closing with respect to the Company Stockholders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (c) with respect to Acquirer and/or Merger Subs, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons and Section 5.12 is intended to benefit the Company Indemnified Parties).

9.8 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.11 Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. Any dispute, controversy or claim arising out of, or relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, which rules are incorporated herein by reference. The seat of the arbitration will be San Francisco, California. The number of arbitrators shall be three, with each of Acquirer and prior to the Closing, the Company, and following the Closing, the Stockholders’ Agent, each selecting one arbitrator, and such selected arbitrators selecting the third arbitrator. The language of the arbitration will be English.

9.12 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.13 WAIVER OF JURY TRIAL. EACH OF ACQUIRER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.14 Legal Representation. Acquirer (on behalf of itself and the Company) agrees that, notwithstanding representation of Company by Sparks Willson, P.C. ("Sparks"), Sparks shall be allowed to represent Stockholders’ Agent in any matters and disputes adverse to Acquirer or the Company that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement or the transactions contemplated hereby or thereby. Acquirer (on behalf of itself and the Company) hereby waives any claim that it has or may have that Sparks has a conflict of interest or is otherwise prohibited from engaging in such representation.

9.15 Communications. Notwithstanding anything to the contrary herein, the parties hereto intend that all communications at or prior to the Closing between the Company, any Company Subsidiary, any Representative of the Company, the Company Securityholders and each of their Affiliates (individually and collectively, the “Seller Group”), the Stockholders’ Agent, or any of them (individually and together with the Seller Group, the “Target Group”), on the one hand, and any of their attorneys, including Sparks, on the other hand, and that are subject to attorney-client privilege (collectively, the “Company Communications” and such communication relating to the negotiation of the Mergers and the other transactions contemplated by this Agreement and any alternative transactions, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Target Group (the “Associated Rights”), will, from and after the Closing, rest exclusively with Acquirer and may be controlled only by Acquirer. This right to the Company Communications, Protected Communications and Associated Rights shall exist even if such communications may exist on the Company’s or any Company Subsidiary’s computer system or in documents in the Company’s or any Company Subsidiary’s possession. Following the Closing, such attorney-client privilege and the exception of client confidence belongs to Acquirer and may be controlled only by Acquirer, and shall not be claimed by any member of the Target Group; provided that Acquirer agrees, solely with respect to any claim for indemnification made by Acquirer or any other Indemnified Person under Article VIII, not to (a) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to the Protected Communications, or (b) use such Protected Communications as evidence in any dispute with the Target Group in connection with any such claim for indemnification; provided, further, that the foregoing shall not apply to any claim of an Indemnified Person based on Fraud.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SOUNDHOUND AI, INC.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Chief Executive Officer

Black Knight MERGER SUB I, Inc.

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Chief Executive Officer

Black Knight MERGER SUB II, LLC

By:	/s/ Keyvan Mohajer
Name:	Keyvan Mohajer
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SYNQ3, INC.

By:	/s/ Steve Bigari
Name:	Steve Bigari
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub I, Merger Sub II, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Bluestem Capital Company, LLC

By:	/s/ Tyler Stowater
Name:	Tyler Stowater
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

As used herein, the following terms shall have the meanings indicated below:

“2024 Earnout Amount” shall mean an amount equal to (i) $1,333,333.33, multiplied by, (ii) the 2024 Performance Level.

“2024 Earnout Period” means the period from January 1, 2024 to December 31, 2024.

“2024 Per Share Series A Amount” means an amount equal to the lesser of (i) the 2024 Remaining Series A Liquidation Preference and (ii) the 2024 Earnout Amount, divided by the Total Company Series A Stock.

“2024 Per Share Series A Cash” means an amount equal (i) the Earnout Cash Percentage, multiplied by (ii) the 2024 Per Share Series A Amount.

“2024 Per Share Series A Stock” means a number of shares equal to (i) the Earnout Stock Percentage, multiplied by (ii) the 2024 Per Share Series A Amount, divided by (iii) the Acquirer Stock Price.

“2024 Performance Level” means a percentage calculated in accordance with Schedule G.

“2024 Remaining Series A Liquidation Preference” means an amount equal to (i) the Remaining Series A Aggregate Liquidation Preference, divided by (ii) the Total Company Series A Stock.

“2024 Revenue” means an amount equal to (i) the Revenue received from Company Customers during the 2024 Earnout Period, minus (ii) all Revenue received from Company Customers arising from interactions handled by a human call center agent (e.g., revenue based on call center agent calls answers, call center agent orders or call center agent call duration) during the 2024 Earnout Period.

“2025 Earnout Amount” shall mean an amount equal to (i) $1,333,333.33, multiplied by, (ii) the 2025 Performance Level.

“2025 Earnout Period” means the period from January 1, 2025 to December 31, 2025.

“2025 Per Share Series A Amount” means an amount equal to the lesser of (i) the 2025 Remaining Series A Liquidation Preference and (ii) the 2025 Earnout Amount, divided by the Total Company Series A Stock.

“2025 Per Share Series A Cash” means an amount equal (i) the Earnout Cash Percentage, multiplied by (ii) the 2025 Per Share Series A Amount.

“2025 Per Share Series A Stock” means a number of shares equal to (i) the Earnout Stock Percentage, multiplied by (ii) the 2025 Per Share Series A Amount, divided by (iii) the Acquirer Stock Price.

“2025 Performance Level” means a percentage calculated in accordance with Schedule G.

“2025 Remaining Series A Liquidation Preference” means an amount equal to the greater of (i) (a) the 2024 Remaining Series A Liquidation Preference, minus (b) the 2024 Per Shares Series A Amount and (ii) $0.00.

“2025 Revenue” means an amount equal to the Revenue by Acquirer and its Subsidiaries during the 2025 Earnout Period from Restaurant Customers (other than revenue generated pursuant to the acquisition of any entity, business or set of assets).

“2026 Series A Consideration” means an amount equal (i) the 2026 Per Share Series A Amount, multiplied by (ii) the Total Company Series A Stock.

“2026 Common Consideration” means an amount equal to (i) 2026 Earnout Amount, minus (ii) the 2026 Series A Consideration; provided that, if such calculation would result in an amount less than $0.00, the 2026 Common Consideration shall equal $0.00.

“2026 Earnout Amount” shall mean an amount equal to (i) $1,333,333.33, multiplied by, (ii) the 2026 Performance Level.

“2026 Earnout Period” means the period from January 1, 2026 to December 31, 2026.

“2026 Fully Diluted Common Stock” means the sum of (i) the Total Company Series A Stock, plus (ii) Total Company Common Stock.

“2026 Per Share Series A Amount” means an amount equal to the lesser of (i) the 2026 Remaining Series A Liquidation Preference and (ii) the 2026 Earnout Amount, divided by the Total Company Series A Stock.

“2026 Per Share Series A Cash” means an amount equal (i) the Earnout Cash Percentage, multiplied by (ii) the 2026 Per Share Series A Amount.

“2026 Per Share Series A Stock” means a number of shares equal to (i) the Earnout Stock Percentage, multiplied by (ii) the 2026 Per Share Series A Amount, divided by (iii) the Acquirer Stock Price.

“2026 Per Share Common Amount” means an amount equal to (i) the 2026 Common Consideration, divided by (ii) the 2026 Fully Diluted Common Stock.

“2026 Per Share Common Cash” means an amount equal (i) the Earnout Cash Percentage, multiplied by (ii) the 2026 Per Share Common Amount.

“2026 Per Share Common Stock” means a number of shares equal to (i) the Earnout Stock Percentage, multiplied by (ii) the 2026 Per Share Common Amount, divided by (iii) the Acquirer Stock Price.

“2026 Performance Level” means a percentage calculated in accordance with Schedule G.

“2026 Remaining Series A Liquidation Preference” means an amount equal to the greater of (i) (a) the 2025 Remaining Series A Liquidation Preference, minus (b) the 2025 Per Shares Series A Amount and (ii) $0.00.

“2026 Revenue” means an amount equal to the Revenue received by Acquirer and its Subsidiaries during the 2026 Earnout Period from Restaurant Customers (other than revenue generated pursuant to the acquisition of any entity, business or set of assets).

“Accounting Principles” means the principles set forth on Schedule H.

“Accredited Investor” means a Company Stockholder who either (i) has completed and delivered to the Company and Acquirer at least one Business Day prior to the Closing Date duly executed Stockholder Agreement, in form and substance reasonably satisfactory to Acquirer, certifying that such Person is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act); provided that, notwithstanding the delivery of any such Stockholder Agreement, if Acquirer reasonably determines that such Person is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) then such Person shall be deemed an “Unaccredited Investor” for purposes of this Agreement or (ii) is determined by Acquirer prior to the Closing in its sole discretion to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) for purposes of this Agreement.

“Acquirer Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Acquirer.

“Acquirer RSUs” means awards of restricted stock units of Acquirer with respect to Acquirer Common Stock.

“Acquirer Stock Price” means $2.23.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving any of the following (and for clarity, excluding this Agreement with Acquirer): (i) any acquisition or purchase from the Company, or from the Company Stockholders, by any Person or Group of more than a 5% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 5% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business and consistent with past practice), acquisition, or disposition of more than 5% of the assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business and consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Aggregate Cash Consideration” means an amount equal to (i) $5,000,000 minus (ii) the Closing Net Working Capital Shortfall, if any, plus (iii) the Closing Net Working Capital Surplus, if any, plus (iv) the Company Cash, minus (v) any Transaction Expenses, minus (vi) any Company Debt.

“Aggregate Consideration” means an amount equal to (i) the Aggregate Cash Consideration, plus (ii) the Aggregate Stock Consideration Value.

“Aggregate Series A Consideration” means an amount equal to the lesser of (i) the Aggregate Consideration, minus the Aggregate Series B2 Consideration, minus the Aggregate Series B1 Consideration, minus the Aggregate Series B Consideration and (ii) the Series A Total Liquidation Preference.

“Aggregate Series B Consideration” means an amount equal to the lesser of (i) the Aggregate Consideration, minus the Aggregate Series B2 Consideration, minus the Aggregate Series B1 Consideration and (ii) the Series B Total Liquidation Preference.

“Aggregate Series B1 Consideration” means an amount equal to the lesser of (i) the Aggregate Consideration, minus the Aggregate Series B2 Consideration and (ii) the Series B1 Total Liquidation Preference.

“Aggregate Series B2 Consideration” means an amount equal to the lesser of (i) Aggregate Consideration and (ii) the Series B2 Total Liquidation Preference.

“Aggregate Stock Consideration” means 8,986,610 shares of Acquirer Common Stock.

“Aggregate Stock Consideration Value” means $20,000,000.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Business” means the business of the Company and the Company Subsidiaries as currently conducted and as currently proposed to be conducted by the Company within the one-year period following the Agreement Date.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.

“Call Center Personnel” means non-exempt call center employees.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Holdback Amount” means an amount equal to (i) the Holdback Amount, multiplied by (ii) the Cash Percentage.

“Cash Percentage” means the quotient, expressed as percentage, (i) the numerator of which is the Aggregate Cash Consideration and (ii) the denominator of which is the Aggregate Consideration.

“Cash Pro Rata Share” means, with respect to a Holdback Indemnifying Party, (i) the numerator of which is the aggregate amount of cash such Holdback Indemnifying Party is entitled to be paid for Company Series A Preferred Stock pursuant to Section 1.4(a) (which, for the avoidance of doubt, excludes any payments in respect of Dissenting Shares) and (ii) the denominator of which is the aggregate amount of cash that all Holdback Indemnifying Parties are entitled to be paid for Company Series A Preferred Stock pursuant to Section 1.4(a).

“Cashed Out Company Common Stock” means the aggregate number of shares of Company Common Stock held by Cashed Out Common Stockholders.

“Change in Control Payment” means any severance, transaction, retention, bonus, commission, management incentive plan, change in control or other similar bonuses, compensatory amounts or payments, and other employee-related change of control payments payable by the Company or any Company Subsidiary that remain unpaid as of or after the Closing Date (including the employer portion of any employment-related Taxes arising in connection with any of the foregoing) arising solely or partially out of, or in connection with, the consummation of the Merger or upon a termination of employment (i.e., “double trigger”) in connection with the Merger, including pursuant to this Agreement or the Transactions (alone or in combination with any other event).

“Closing Net Working Capital Shortfall” means the amount, if any, by which the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is less than the Closing Net Working Capital Target.

“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital, as set forth in the Company Closing Financial Certificate, is greater than the Closing Net Working Capital Target.

“Closing Net Working Capital Target” means $300,000.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

“Company Cash” means the aggregate amount of unrestricted cash of the Company and each Company Subsidiary, on a consolidated basis, as of the Closing; provided that Company Cash shall exclude restricted cash and be calculated net of issued but uncleared checks and drafts and cash overdrafts, and shall include any inbound wires in transit and checks and drafts deposited for the account of the Company and each Company Subsidiary. For purposes of this definition “restricted cash” means any cash or cash equivalents of the Company that is not freely usable by the Company or the Company Subsidiaries immediately following the Closing because it is subject to restrictions or limitations or Taxes on use or distribution by Applicable Law, Contract or otherwise, including (i) restrictions on withdrawals, dividends or repatriations, (ii) cash that has been historically classified as restricted cash by the Company and the Company Subsidiaries in accordance with GAAP, (iii) cash that is necessary to meet any minimum cash, deposit or equity balances pursuant to any Applicable Law, (iv) cash represented by real estate lease deposits, (v) cash that is held in third-party escrow accounts and (vi) cash that would be subject to withholding or dividend declaration Taxes on payment to the Company or Acquirer immediately after the Closing Date.

“Company Closing Financial Certificate” means a certificate, substantially in the form attached hereto as Exhibit O, executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the Company’s good faith estimate of (i) Company Net Working Capital (including (a) the Company’s balance sheet as of the Closing prepared in accordance with the Accounting Principles and (b) an itemized list of each element of the Company’s current assets current liabilities included in the Company Net Working Capital), (ii) Company Cash (including an itemized list of each component of Company Cash with a description of the nature of such Company Cash), (iii) Company Debt, including an itemized list of each item of Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed and (iv) any Transaction Expenses that are incurred but unpaid as of the Closing, including an itemized list of each such Transaction Expenses and the Person to whom such Transaction Expenses are owed.

“Company Common Stock” means the Common Stock, par value $0.00001, of the Company.

“Company Common Stockholder” means a holder of Company Common Stock.

“Company Contractor” means any current or former consultant, advisory board member and independent contractor of the Company or any Company Subsidiary, including services providers, manpower companies and their employees, freelancers and sub-contractors.

“Company Customers” shall have the meaning set forth on Schedule G.

“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and each Company Subsidiary, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases, pursuant to credit cards or otherwise, (ii) all deferred indebtedness of the Company and each Company Subsidiary for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Company and each Company Subsidiary to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company and each Company Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any Company Subsidiary, (v) all obligations of the Company and each Company Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company and each Company Subsidiary, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (viii) all off-balance sheet liabilities, (ix) all underfunded liabilities, assuming contingencies are satisfied, under any Company Employee Plans, including defined benefit plans, or due to the application of any terms contemplated or agreed upon with any labor organization or similar arrangement, including the employer portion of any related payroll Taxes with respect thereto, (x) all obligations under COBRA or similar law with respect to any former employees or qualifying beneficiaries thereunder, including the employer portion of any related payroll Taxes with respect thereto, (xi) all Specified Employee Liabilities, (xii) all guaranties, endorsements, assumptions and other contingent obligations of the Company and each Company Subsidiary in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xii) appertaining to third parties and (xiii) all Pre-Closing Taxes and any other liabilities for Taxes incurred through or in accordance with the Closing (including the employer portion of employment-related Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, and including any such Taxes that have been deferred pursuant to the CARES Act or any similar provision of Applicable Law, and any related interest), whether or not such liabilities for Taxes would be then due. Notwithstanding the foregoing, “Company Debt” excludes deferred revenue.

“Company Employee” means any current or former employee of the Company or any Company Subsidiary.

“Company Net Working Capital” means (i) the Company’s total current assets as of the Closing less (ii) the Company’s consolidated total current liabilities as of the Closing, in each case calculated in accordance with the sample calculation set forth on Exhibit P attached hereto and the Accounting Principles.

“Company Option Plan” means the Company’s 2021 Equity Incentive Plan.

“Company Optionholders” means the holders of record of Company Options outstanding immediately prior to the Closing.

“Company Options” means options to purchase Company Common Stock granted under the Company Option Plan.

“Company Phantom Plan” means the Company’s Amended and Restated 2016 Phantom Unit Plan.

“Company Phantom Units” means awards of phantom units granted under the Company Phantom Plan.

“Company Phantom Holders” means the holders of outstanding Company Phantom Units.

“Company Preferred Stock” means the Company Series A Stock, the Company Series B Stock, the Company Series B1 Stock and the Company Series B2 Stock.

“Company Preferred Stockholders” means the holders of shares of outstanding Company Preferred Stock.

“Company RSU Holders” means the holders of outstanding Company RSUs.

“Company RSUs” means awards of restricted stock units of the Company with respect to Company Common Stock granted under the Company Option Plan.

“Company Securityholders” means, collectively, the Company Stockholders, Company Phantom Holders, Company RSU Holders and Company Optionholders.

“Company Series A Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series A Stockholders” means the holders of shares of outstanding Company Series A Stock.

“Company Series B Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B1 Stock” means the Series B1 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B2 Stock” means the Series B2 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.

“Company Subsidiary” or “Company Subsidiaries” means each subsidiary of the Company.

“Continuing Employees” means the employees of the Company or any Company Subsidiary who are offered continued employment with Acquirer, the Surviving Corporation or one of their respective subsidiaries and who execute a Key Employee Offer Letter or a Critical Employee Offer Letter, as applicable, and, in each case, who accept employment to remain employees of, and continue after the Closing in the employment by, the Surviving Entity or any Company Subsidiary or who become employees of Acquirer or one of its subsidiaries as of immediately after the Closing.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Contractor” means any person or entity who/which provides services, whether directly or indirectly through others, to the Company as an independent contractor and not an employee, including as consultant, advisor, board member or freelancer.

“COVID-19” means the novel coronavirus 2019 referred to as COVID-19.

“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with COVID-19.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the First Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the Delaware Law in connection with the Merger.

“Earnout Cash Percentage” means 20%.

“Earnout Amount” means each of the 2024 Earnout Amount, 2025 Earnout Amount and 2026 Earnout Amount.

“Earnout Period” means each of the 2024 Earnout Period, 2025 Earnout Period and 2026 Earnout Period.

“Earnout Stock Percentage” means 80%.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any capital stock or share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Controls” means the laws, regulations, directives, and rulings issued by the U.S. Department of Commerce pursuant to the Export Control Reform Act of 2018 and the Export Administration Regulations, by other U.S. government agencies, and by the governmental authorities of other applicable jurisdictions, governing the exportation, re-exportation, transfer, and deemed export of goods, software, and technology.

“Fraud” means an intentional or willful misrepresentation or other statement of fact made with knowledge of its falsity for the purpose of inducing another person to act, and upon which such person relies.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination.

“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means any supranational, national, state, municipal, local, tribal or foreign government, any court, tribunal, arbitrator, mediator, administrative agency, commission, regulatory authority or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange, local or supranational central bank or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Taxing or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity, the OCS and any court or other tribunal).

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Holdback Amount” means an amount equal to $3,125,000.

“Holdback Period” means the period of time beginning on the Closing Date and ending on the date that is 15 months following the Closing Date.

“Holdback Indemnifying Party” means the Company Series A Stockholders.

“Indemnifying Party” means each Company Stockholder (other than Cashed Out Common Stockholders).

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, after reasonable inquiry, of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person, and with respect to the Company, the Critical Employees, the Key Employees and the Chief Financial Officer.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, arbitration, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“Material Adverse Effect” means, with respect to any Person, any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, is, or would reasonably be likely to be or become, (i) materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries (taken as a whole), except to the extent that any such Effect directly results from (a) changes in general economic conditions, (b) changes affecting the industry generally in which such Person operates, (c) changes in Applicable Law, (d) natural disasters and/or acts of terrorism, and (e) changes in GAAP; provided, in each case of clauses (a) – (d), that such changes do not affect such Person disproportionately as compared to such Person’s competitors or (ii) would prevent such Person from consummating the Transactions in accordance with this Agreement and Applicable Law.

“Misconduct Claim” includes, without limitation any actions, allegations, claims, disputes, or suits relating to: (i) harassment, whether or not meeting the legal definition of actionable harassment, discrimination, or retaliation; (ii) if made to a subordinate service provider of the Company or any Company Subsidiary: (A) sexual advances, (B) lewd or sexually explicit comments, or (C) the sending of sexually explicit images or messages (excluding sexually explicit images or messages that are part of programing of legitimate works for the Company); (iii) if made to a Person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments; or (iv) retaliatory act for refusing or opposing any of the above.

“Net Series A Value” means an amount equal to (i) the Aggregate Consideration, minus (ii) the Aggregate Series B2 Consideration, minus (iii) the Aggregate Series B1 Consideration, minus (iv) the Aggregate Series B Consideration.

“Net Series B Value” means an amount equal to (i) the Aggregate Consideration, minus (ii) the Aggregate Series B2 Consideration, minus (iii) the Aggregate Series B1 Consideration.

“Net Series B1 Value” means an amount equal to (i) the Aggregate Consideration, minus (ii) the Aggregate Series B2 Consideration.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.

“Pac West Facility” means the Loan and Security Agreement, dated as of December 9, 2022, by and among Pacific Western Bank dba Pacific Western Business Finance, the Company, Synq3 Restaurant Solutions, LLC and Novo Labs, Inc.

“Per Share Cashed Out Amount” means $0.0271.

“Per Share Series A Cash Consideration” means an amount of cash equal to (i) the Cash Percentage, multiplied by (ii) the Series A Value.

“Per Share Series A Stock Consideration” means a number of shares of Acquirer Common Stock equal to (i) the Stock Percentage, multiplied by (ii) the Series A Value, divided by (iii) the Acquirer Stock Price.

“Per Share Series B Cash Consideration” means an amount of cash equal to (i) the Cash Percentage, multiplied by (ii) the Series B Value.

“Per Share Series B Stock Consideration” means a number of shares of Acquirer Common Stock equal to (i) the Stock Percentage, multiplied by (ii) the Series B Value, divided by (iii) the Acquirer Stock Price.

“Per Share Series B1 Cash Consideration” means an amount of cash equal to (i) the Cash Percentage, multiplied by (ii) the Series B1 Value.

“Per Share Series B1 Stock Consideration” means a number of shares of Acquirer Common Stock equal to (i) the Stock Percentage, multiplied by (ii) the Series B1 Value, divided by (iii) the Acquirer Stock Price.

“Per Share Series B2 Cash Consideration” means an amount of cash equal to (i) the Cash Percentage, multiplied by (ii) the Series B2 Liquidation Preference.

“Per Share Series B2 Stock Consideration” means a number of shares of Acquirer Common Stock equal to (i) the Stock Percentage, multiplied by (ii) the Series B2 Liquidation Preference, divided by (iii) the Acquirer Stock Price.

“Permitted Encumbrances” means: (i) statutory liens for current Taxes that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive licenses to or rights to use Company Products by the Company in the ordinary course of business and consistent with past practice on its standard unmodified form of customer contract (a copy of which has been made available to Acquirer).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Phantom Payments” means the aggregate amount of cash payable to any individual Company Phantom Holder pursuant to Section 1.4(b)(ii) and such Company Phantom Unit Holder’s Phantom Unit Cancellation Agreement.

“PPP” means the Paycheck Protection Program administered by the SBA.

“Pre-Closing Taxes” means any (i) Taxes of the Company or any Company Subsidiary for a Taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (ii) Taxes of Company Securityholders and holders of Company Options (including, without limitation, capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Company) for any Tax period, (iii) any Tax liability in connection with any payment made or deemed made by the Company in connection with the transactions contemplated by this Agreement, any Tax liability in connection with any payment pursuant to this Agreement not otherwise reduced by the amount required to be withheld under Applicable Law, and any Tax liability resulting from withholding, capital gains or other similar Taxes imposed as a result of the Merger or other transactions contemplated by this Agreement, (iv) Taxes for which the Company or any Company Subsidiary (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (v) Taxes of any other Person for which the Company or any Company Subsidiary is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date, and (vi) any Taxes of the Company or Acquirer arising as a result of “tested income” or “subpart F income” (within the meaning of Section 951A(c)(2)(A) and Section 952 of the Code, respectively) of the Company or any Company Subsidiary that was earned in a Pre-Closing Tax Period. In determining the amount of Pre-Closing Taxes for a Taxable period that begins on or prior to the Closing Date and end after the Closing Date, (x) Taxes based upon income, gains, sales, proceeds, profits, receipts, wages, compensation, payments or similar items shall be treated as Pre-Closing Taxes based on a closing of the books as of the end of the Closing Date and (y) any other Taxes shall be treated as Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date, and the denominator of which is the total number of days in the Taxable period.

“Pro Rata Share” means:

(i) prior to the determination of the 2024 Earnout Payment pursuant to Section 1.8, (a) the numerator of which is the sum of the aggregate amount of cash plus the product of (I) the Acquirer Stock Price multiplied by (II) the aggregate number of shares of Acquirer Common Stock that such Indemnifying Party is entitled to be paid and issued, respectively, pursuant to Section 1.4(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares), and (b) the denominator of which is the sum of the aggregate amount of cash plus the product of (I) the Acquirer Stock Price multiplied by (II) the aggregate number of shares of Acquirer Common Stock that all Indemnifying Parties are entitled to be paid and issued, respectively, pursuant to Section 1.4(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares); provided that any cash or shares of Acquirer Common Stock (x) held in the Holdback Fund or (y) that were or are to be distributed, reduced or canceled from the Holdback Fund to Acquirer or any Indemnified Person pursuant to Article VII shall in each case be removed from both the preceding numerator and denominator; provided, further, each Indemnifying Party’s Pro Rata Share with respect to any Personal Indemnification Matter shall be 100%; and

(ii) following the determination of the 2024 Earnout Payment pursuant to Section 1.8, the numerator of which is the sum of the aggregate amount of cash plus the product of (a) the Acquirer Stock Price multiplied by (b) the aggregate number of shares of Acquirer Common Stock that such Indemnifying Party is entitled to be paid and issued, respectively, pursuant to Section 1.4(a) and Section 1.8 (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares) and the denominator of which is the sum of the aggregate amount of cash plus the product of (x) the Acquirer Stock Price multiplied by (y) the aggregate number of shares of Acquirer Common Stock that all Indemnifying Parties are entitled to be paid and issued, respectively, pursuant to Section 1.4(a) and Section 1.8 (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares); provided that any cash or shares of Acquirer Common Stock (x) held in the Holdback Fund or (y) that were or are to be distributed, reduced or canceled from the Holdback Fund to Acquirer or any Indemnified Person pursuant to Article VII shall in each case be removed from both the preceding numerator and denominator; provided, further, each Indemnifying Party’s Pro Rata Share with respect to any Personal Indemnification Matter shall be 100%.

“Remaining Series A Aggregate Liquidation Preference” means an amount equal to (i) Series A Total Liquidation Preference, minus (ii) the Aggregate Series A Consideration.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.

“Restaurant Customers” shall have the meaning set forth on Schedule G.

“Revenue” means revenue that would be recognized on an income statement in accordance with GAAP.

“RSU Payments” means the aggregate amount of cash payable to any individual Company RSU Holder pursuant to Section 1.4(b)(iii) and such Company RSU Holder’s RSU Cancellation Agreement.

“Sales Tax Holdback Amount” means the amount set forth on Schedule I.

“Sales Tax Liability Cap” means the amount set forth on Schedule I.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (presently including Cuba, Iran, North Korea, Lebanon, Syria and the Crimea, Luhansk, Donetsk, Zaporizhzhia, and Kherson regions of Ukraine, Belarus, and Russia).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or other applicable sanctions- or export-related restricted or prohibited party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons, Military End User and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List, and the UK Office of Financial Sanctions Implementation’s (“OFSI’s”) Consolidated Financial Sanctions List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Applicable Laws relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union, and the United Kingdom (UK).

“SBA” means the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Liquidation Preference” means, for each share of Company Series A Stock, $1.5274 per share, plus any dividends declared but unpaid thereon.

“Series A Total Liquidation Preference” means the Series A Liquidation Preference multiplied by the Total Company Series A Stock.

“Series A Value” means an amount equal to the lesser of (i) the Series A Liquidation Preference and (ii) the quotient of (a) the Net Series A Value, divided by (b) the Total Company Series A Stock.

“Series B Liquidation Preference” means, for each share of Company Series B Stock, $2.1547 per share, plus any dividends declared but unpaid thereon.

“Series B Total Liquidation Preference” means the Series B Liquidation Preference multiplied by the Total Company Series B Stock.

“Series B Value” means an amount equal to the lesser of (i) the Series B Liquidation Preference and (ii) the quotient of (a) the Net Series B Value, divided by (b) the Total Company Series B Stock.

“Series B1 Liquidation Preference” means, for each share of Company Series B1 Stock, $4.0232 per share, plus any dividends declared but unpaid thereon.

“Series B1 Total Liquidation Preference” means the Series B1 Liquidation Preference multiplied by the Total Company Series B1 Stock.

“Series B1 Value” means an amount equal to the lesser of (i) the Series B1 Liquidation Preference and (ii) the quotient of (a) the Net Series B1 Value, divided by (b) the Total Company Series B1 Stock.

“Series B2 Liquidation Preference” means, for each share of Company Series B2 Stock, $12.06966 per share, plus any dividends declared but unpaid thereon.

“Series B2 Total Liquidation Preference” means the Series B2 Liquidation Preference multiplied by the Total Company Series B2 Stock.

“Series B2 Value” means an amount equal to the lesser of (i) the Series B2 Liquidation Preference and (ii) the quotient of (a) the Net Series B2 Value, divided by (b) the Total Company Series B2 Stock.

“Specified Employee Liabilities” means, without double counting within this paragraph or as to amounts already treated as Transaction Expenses or Company Debt,

(i) the amount of any wage, salary, vacation pay, accrued overtime or other employment-related benefit of the Company or any Company Subsidiary required to be accrued in accordance with GAAP but unpaid as of the Closing;

(ii) any amount due under the Company’s 2023 Executive Bonus Plan;

(iii) any liabilities under any retirement or defined benefit plans, contingent or otherwise,

(iv) to the extent not included the Company’s good faith estimate of the Company Net Working Capital set forth in the Company Closing Financial Certificate, the maximum amount owed or owable under all of the Company’s bonus, commission, or other incentive compensation arrangements or plans, including performance-based compensation arrangements (of any type whatsoever, whether written or unwritten, and whether or not subject to any contingencies, including any amounts payable pursuant to the Company’s 2023 Executive Bonus Plan or the Sync Voice Team Bonus Plan), whether payable upon the Closing or for any period prior to or following the Closing, including (A) any and all reasonable estimated unpaid target bonus amounts in respect of service provided to the Company or its Affiliates prior to the Closing and (B) any costs to terminate any such bonus, commission, or other incentive compensation arrangements or plans as of the Closing,

(v) the maximum amount of any all bonuses, commissions, or severance obligations owed or owable by the Company or any Company Subsidiary to the Company’s or any Company Subsidiary’s respective directors, employees and/or consultants that are unpaid as of the Closing, including any payments of severance amounts owed pursuant to existing Contracts or broad-based severance plans in connection with all service through the Closing Date, and any payments subject to contingencies, and

(vi) all employer payroll tax obligations arising from any of the foregoing.

“Stock Holdback Amount” means a number of shares of Acquirer Common Stock equal to (i) the Holdback Amount, multiplied by (ii) the Stock Percentage, divided by (iii) the Acquirer Stock Price.

“Stock Percentage” means an amount, expressed as percentage, equal to one minus the Cash Percentage.

“Stock Pro Rata Share” the numerator of which is the product of (i) the Acquirer Stock Price multiplied by (ii) the aggregate number of shares of Acquirer Common Stock that such Holdback Indemnifying Party is entitled to be issued pursuant to Section 1.4(a) for Company Series A Preferred Stock (which, for the avoidance of doubt, excludes any issuances in respect of Dissenting Shares) and the denominator of which is (iii) the product of (a) the Acquirer Stock Price multiplied by (b) the aggregate number of shares of Acquirer Common Stock that all Holdback Indemnifying Parties are entitled to be paid and issued, respectively, pursuant to Section 1.4(a) for Company Series A Preferred Stock (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares).

“Stockholder’s Agent Fund” means $75,000.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, escheat, social security (or equivalent), health tax, national insurance, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, linkage increments or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity having or purporting to have responsibility for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendment thereof, filed or required to be filed with respect to Taxes.

“Total Company Common Stock” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, minus the Cash Out Company Common Stock

“Total Company Series A Stock” means the sum, without duplication, of the aggregate number of shares of Company Series A Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of any direct or indirect rights to acquire shares of the Company Series A Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Company Series B Stock” means the sum, without duplication, of the aggregate number of shares of Company Series B Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of any direct or indirect rights to acquire shares of the Company Series B Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Company Series B1 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series B1 Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of any direct or indirect rights to acquire shares of the Company Series B1 Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Company Series B2 Stock” means the sum, without duplication, of the aggregate number of shares of Company Series B2 Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of any direct or indirect rights to acquire shares of the Company Series B2 Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Phantom Unit Payments” means the aggregate amount of cash payable pursuant to Section 1.4(b)(ii) and the Phantom Unit Cancellation Agreements.

“Total RSU Payments” means the aggregate amount of cash payable pursuant to Section 1.4(b)(iii) and the RSU Cancellation Agreements.

“Total Cashed Out Common Payments” means the aggregate amount of cash payable pursuant to Section 1.4(b)(iv) and the Cashed Out Common Cancellation Agreements.

“Transaction Documents” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.

“Transaction Expenses” means: (i) all fees and expenses incurred by the Company and the Company Subsidiaries, the Company Securityholders and the Company Employees in connection with the Merger, this Agreement and the Transactions that are or were paid or are payable by the Company or any Company Subsidiary, whether or not billed or accrued at or after the Closing (including any costs and fees incurred in connection with obtaining any required third-party consents and fees and expenses of legal counsel, accountants, the Stockholders’ Agent and the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, accountants, and other advisors of the Company or any Company Subsidiary notwithstanding any contingencies for earnouts, escrows, or other matters, and any such fees and expenses incurred by employees of the Company or any Company Subsidiary and/or Company Securityholders that are paid or to be paid by the Company), (ii) the cost of the Tail Insurance Coverage, (iii) Total Phantom Unit Payments; (iv) Total RSU Payments; (v) Total Cashed Out Common Payments; (vi) the Stockholders’ Agent Fund; (vii) any amounts paid or payable pursuant to the Severance Agreement; and (viii) any Change in Control Payments and the employer portion of any employment-related Taxes arising in connection with (x) any such Change in Control Payments or (y) other payments that, in either case, are or may become payable in connection with the consummation of the Merger or upon termination of employment in connection with the Merger (along or in combination with any other event) and in each of clauses (i) through (viii), plus any applicable value added tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unaccredited Investor” means mean a Company Stockholder that is not an Accredited Investor.

“Unvested Company Shares” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or are subject to forfeiture or a right of repurchase by the Company (including pursuant to any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or otherwise).